Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

ON SEMICONDUCTOR CORPORATION, INC.,

a Delaware corporation;

ORANGE ACQUISITION CORPORATION, INC.,

a Delaware corporation; and

AMIS HOLDINGS, INC.,

a Delaware corporation

Dated as of December 13, 2007

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SECTION 1:	DESCRIPTION OF TRANSACTION	1

1.1	Merger of Merger Sub into the Company	1
1.2	Effect of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Conversion of Shares	2
1.6	Closing of the Company’s Transfer Books	3
1.7	Exchange of Certificates	3
1.8	Treatment of Options and Other Stock-Based Awards	4
1.9	Tax Consequences	7
1.10	Further Action	7

SECTION 2:	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

2.1	Organization and Good Standing	7
2.2	Authority; No Conflict	8
2.3	Capitalization	9
2.4	SEC Reports	9
2.5	Financial Statements	11
2.6	Property; Sufficiency of Assets	11
2.7	Real Property; Equipment; Leasehold	12
2.8	Proprietary Rights	12
2.9	No Undisclosed Liabilities	16
2.10	Taxes	16
2.11	Employee Benefits	17
2.12	Compliance with Legal Requirements; Governmental Authorizations	19
2.13	Environmental Matters	20
2.14	Legal Proceedings	21
2.15	Absence of Certain Changes and Events	21
2.16	Contracts; No Defaults	22
2.17	Insurance	23
2.18	Labor Matters	23
2.19	Interests of Officers and Directors	24
2.20	Encryption and Other Restricted Technology	24
2.21	Business Relationships	24
2.22	Rights Plan; DGCL Section 203	24
2.23	Opinion of Financial Advisor	25
2.24	Brokers	25
2.25	Full Disclosure	25

SECTION 3:	REPRESENTATIONS AND WARRANTIES OF PARENT	25

3.1	Organization and Good Standing	25
3.2	Authority; No Conflict	26
3.3	Capitalization	27
3.4	SEC Reports	27
3.5	Financial Statements	29
3.6	Absence of Certain Changes and Events	29
3.7	Operation of Merger Sub	30
3.8	Property; Sufficiency of Assets	30

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

EXHIBIT A	Certain Definitions

EXHIBIT B	Form of Company Voting Undertaking

EXHIBIT C	Form of Parent Voting Undertaking

EXHIBIT D	Form of Certificate of Incorporation of Surviving Corporation

Schedule A	List of Signatories for Company Voting Undertakings

Schedule B	List of Signatories for Parent Voting Undertakings

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of December 13, 2007, by and among: ON SEMICONDUCTOR CORPORATION, Delaware corporation (“Parent”); ORANGE ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and AMIS HOLDINGS, INC. , a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in EXHIBIT A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Merger Sub and the Company consummate the Merger provided for herein.

C. For U.S. federal income tax purposes, the parties intend that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

D. Concurrent with the execution of this Agreement and as a condition to and inducement of Parent’s willingness to enter into this Agreement, the directors, executive officers and stockholders of the Company set forth on Schedule A are entering into voting undertakings in substantially the form attached as EXHIBIT B (the “Company Voting Undertakings”).

E. Concurrent with the execution of this Agreement and as a condition to and inducement of the Company’s willingness to enter into this Agreement, the directors and executive officers of Parent set forth on Schedule B are entering into voting undertakings in substantially the form attached as EXHIBIT C (the “Parent Voting Undertakings,” and, with the Company Voting Undertakings, the “Voting Undertakings”).

F. The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1: DESCRIPTION OF TRANSACTION.

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall continue as the surviving corporation (the “Surviving Corporation”).

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1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper US LLP, 2415 East Camelback Road, Suite 700, Phoenix, Arizona 85016, at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger with the consent of Parent. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

1.4(a) the Certificate of Incorporation of the Company shall be amended to read in its entirety as set forth in EXHIBIT D;

1.4(b) the Bylaws of the Company shall be amended and restated to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

1.4(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

1.5(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Sections 1.5(b) and 1.5(c), each share of Company Common Stock then outstanding shall be converted into the right to receive 1.15 shares of Parent Common Stock; and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

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The number of shares of Parent Common Stock specified in Section 1.5(a)(iii) (as such number may be adjusted in accordance with Section 1.5(b)) is referred to as the “Exchange Ratio.”

1.5(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

1.5(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on The NASDAQ Stock Market on the date the Merger becomes effective.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

1.7(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”). Parent shall deposit with the Exchange Agent (i) at or prior to the Effective Time, certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) at, prior to or promptly after the Effective Time, but in no event later than two (2) business days thereafter, cash sufficient to make payments in lieu of fractional shares of Parent Common Stock in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

1.7(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates and uncertificated shares of Company Common Stock (“Uncertificated Shares”) (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of such Company Stock Certificates or transfer of such Uncertificated Shares to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates and Uncertificated Shares in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate or Uncertificated Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such

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Company Stock Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor a certificate or evidence of shares in book entry form representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate or Uncertificated Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate and Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

1.7(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Uncertificated Shares with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Uncertificated Shares in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property laws, escheat laws or similar laws, to receive all such dividends and distributions, without interest).

1.7(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Common Stock as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Uncertificated Shares who have not theretofore surrendered their Company Stock Certificates or Uncertificated Shares in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

1.7(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the proper Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.7(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 Treatment of Options and Other Stock-Based Awards.

1.8(a) At the Effective Time, each option granted (or previously assumed) by the Company to purchase shares of Company Common Stock (each, a “Company Option”), which is outstanding and unexercised immediately prior to the Effective Time (each an “Outstanding Company Option”) shall cease to represent a right to acquire shares of Company Common Stock and shall be

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assumed by Parent and converted automatically, into an option to purchase shares of Parent Common Stock (a “Converted Option”) in an amount and at an exercise price determined as provided below (and each Converted Option otherwise shall remain subject to the terms of the Company’s 2000 Equity Incentive Plan, or other governing share-based plan document, including plan documents governing options that have previously been assumed by the Company as a result of corporate acquisition transactions by the Company, as applicable (collectively, and in each case as the same may be amended to the date hereof, the “Company Stock Plans”) and the applicable agreement, notice or letter evidencing the grant of the Company Option thereunder and any Benefit Plan providing for accelerated vesting).

(i) The number of shares of Parent Common Stock to be subject to the Converted Option shall be equal to the product of (x) the number of shares of Company Common Stock subject to the Outstanding Company Option and (y) the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) the exercise price per share of Parent Common Stock under the Converted Option shall be equal to the exercise price per share of Company Common Stock under the Outstanding Company Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

In the case of any Outstanding Company Option which is, immediately prior to the Effective Time, an “incentive stock option” (as defined in Section 422 of the Code), the exercise price, the number of shares purchasable pursuant to the corresponding Converted Option and the terms and conditions of exercise of such Converted Option shall be determined in order to comply with Section 424(a) of the Code and to avoid a “modification” of any such option under Code Section 424(h). In all events, Outstanding Company Options shall be converted into Converted Options in such a manner as to be compliant with Section 409A of the Code (or an available exemption therefrom) and any guidance issued thereupon by the U.S. Department of Treasury. Except as otherwise provided in this section, the duration and other terms of each Converted Option shall be the same as those of the applicable Outstanding Company Option, except that all references to the Company shall be deemed to be references to Parent. Prior to the Effective Time, the Company shall take all action necessary to be taken by the Company in order to effect the foregoing provisions of this section.

1.8(b) At the Effective Time, each restricted stock unit award granted (or previously assumed) by the Company representing a right to receive upon a future date or dates shares of Company Common Stock (each a “Company RSU Award”) which is outstanding and which has not been settled by the issuance of shares of Company Common Stock immediately prior to the Effective Time (each an “Outstanding Company RSU Award”) shall cease to represent a right to receive upon settlement thereof shares of Company Common Stock and shall be assumed by Parent and converted automatically into a right to receive upon settlement thereof shares of Parent Common Stock (a “Converted RSU Award”) in an amount determined as provided below (and each Converted RSU Award otherwise shall remain subject to the terms of the applicable Company Stock Plan, and the applicable agreement, notice or letter evidencing the grant of the Company RSU Award thereunder and any Benefit Plan providing for accelerated vesting). The number of shares of Parent Common Stock to be subject to the Converted RSU Award shall be equal to the product of (x) the number of shares of Company Common Stock subject to the Outstanding Company RSU Award and (y) the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share. Prior to the Effective Time, the Company shall take all action necessary to be taken by the Company in order to effect the foregoing provisions of this Section.

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1.8(c) Except as provided herein or as otherwise agreed to by the parties, the Company shall ensure that following the Effective Time no holder of a Company Option or a Company RSU Award nor any holder of any other equity-based right shall have any right to acquire equity securities of the Company or the Surviving Corporation.

1.8(d) As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of a Converted Option or a Company RSU Award an appropriate notice evidencing the foregoing assumption of the option or restricted stock unit award by Parent. Parent shall comply with the terms of the Company Stock Plans, as applicable, and the agreements, notices or letters, subject to the adjustments pursuant to this Section. Each holder of a Converted Option or a Company RSU Award shall be credited with such holder’s service with Company or its Subsidiaries for purposes of determining such holder’s vesting under such Converted Option or a Company RSU Award, as applicable.

1.8(e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Converted Options and settlement of the Converted RSU Awards, including the authorization for listing of such shares on The NASDAQ Stock Market. As soon as practicable after the Effective Time, but not more than ten (10) business days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Converted Options and Converted RSU Awards and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Converted Options and Converted RSU Awards remain outstanding.

1.8(f) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company’s Employee Stock Purchase Plan (the “ESPP”)) that are necessary to (i) cause the ending date of the then current purchase period under the ESPP to occur on or before the last trading day prior to the Effective Time (the “Final Purchase Date”), (ii) cause all then existing offerings under the ESPP to terminate immediately following the purchase on the Final Purchase Date, (iii) suspend all future offerings that would otherwise commence under the ESPP following the Final Purchase Date and (iv) cease all further payroll deductions under the ESPP effective as of the Final Purchase Date. On the Final Purchase Date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP, which shares shall be treated in the manner described in Section 1.5.

1.8(g) Employees of Company and its Subsidiaries as of the Effective Time shall be permitted to participate in Parent’s employee stock purchase plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with Company or Parent or any of their respective Subsidiaries).

1.8(h) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase or grant agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase or grant agreement or other agreement.

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1.8(i) The Company Stock Plans previously approved by the Company’s stockholders will not terminate by virtue of the Merger if Parent elects to assume the available share reserves under such plans (following adjustment by the Exchange Ratio) for use under Parent’s equity plans to grant awards following the Merger to former Company employees or others who were not Parent employees prior to the Merger.

1.9 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2: REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Good Standing.

2.1(a) The Acquired Corporations are corporations or other Entities duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of their respective jurisdictions of incorporation or organization, with full corporate power or other entity authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Acquired Corporation Contracts. Each of the Acquired Corporations is duly qualified to do business as a foreign corporation or other entity and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.1(b) The Subsidiaries of the Company listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Company 10-K”) are all of the direct and indirect Subsidiaries of the Company as of the date hereof. There are no stockholders of any of the Company’s Subsidiaries other than the Company and its Subsidiaries. The Company has made available to Parent copies of its certificate or articles of incorporation, bylaws and other organizational documents (collectively, the “Organizational Documents”), as currently in effect. For the purposes of this Agreement, a document shall be deemed to have been “made available” by the Company if it has been (i) listed as an exhibit to the Company 10-K and filed by the Company on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) in unredacted form, (ii) filed by the Company on EDGAR in unredacted form between (and including) January 1, 2007 and the date that is two days prior to the date of this Agreement or (iii) produced by the Company in an electronic dataroom for purposes of review by Parent and its legal counsel and advisors in connection with the negotiation of this Agreement.

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2.1(c) The Company has made available to Parent copies of the charters of each committee of the Company’s Board of Directors (the “Company Board”) and any code of conduct or similar policy adopted by the Company.

2.2 Authority; No Conflict.

2.2(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements relating to the Merger to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, and including the transactions contemplated by the Company Voting Undertakings, the “Contemplated Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the Required Company Stockholder Vote and the filing of appropriate merger documents as required by the DGCL). The Company Board has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to the stockholders of the Company that they vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company.

2.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the board of directors or the stockholders of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of any Legal Requirements or any order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Acquired Corporation Contract; (v) require a Consent from any Person; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), (v) and (vi), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.2(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”), (B) applicable requirements of the HSR Act and of non-United States competition, antitrust and investment laws analogous to the HSR Act and (C) the filing of the Certificate of Merger as required by the DGCL, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or, individually or in the

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aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.3 Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock. The Company does not have any authorized or outstanding shares of preferred stock. As of the date hereof, (a) 89,363,767 shares of Company Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (b) 9,152,497 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options or exercise, settlement or conversion of any Company RSU Awards or any other equity-based awards outstanding under the Company Stock Plans, (c) 71,569 shares of Company Common Stock are held in the treasury of the Company, and (d) 1,446,885 shares of Company Common Stock are reserved for issuance and available for the future grant of equity-based awards under the Company Stock Plans. There are no bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of the Company, in each case having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 2.3, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and, as of the date hereof, no shares of capital stock or other voting securities of the Company are obligated by the Company to be issued or become outstanding after the date hereof other than upon exercise of the Company Options or exercise, settlement or conversion of any Company RSU Awards or any other equity-based awards under the Company Stock Plans outstanding as of the date hereof or under the ESPP. Except as set forth in this Section 2.3, as of the date hereof, there are no Options relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into, or exercisable or exchangeable for, equity interests in, the Company or any of its Subsidiaries. Since September 29, 2007 through the date of this Agreement, the Company has not issued any shares of its capital stock or Options in respect thereof, except for the issuance of (a) Company RSU Awards and Company Options in the ordinary course of business and (b) Company Common Stock issued upon the valid exercise of Company Options or exercise, settlement or conversion of Company RSU Awards or other equity-based awards under the Company Stock Plans. All shares of Company Common Stock subject to issuance under the Company Stock Plans will, upon issuance on the terms and conditions specified in the respective Company Stock Plans pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. None of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person. Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company or by the applicable Subsidiary of the Company free and clear of all Encumbrances. None of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the Securities Act or any other Legal Requirement. None of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. None of the Acquired Corporations is or has ever been a general partner of any general or limited partnership. Each Company Option or other right to acquire Company Common Stock or other equity of the Company has at all times been properly accounted for in accordance with GAAP in the Company’s audited financial statements.

2.4 SEC Reports.

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2.4(a) The Company has filed on a timely basis all forms, reports and documents required to be filed by it with the SEC since January 1, 2004. Except to the extent available in full without redaction on the SEC’s website through EDGAR two days prior to the date of this Agreement, the Company has made available to Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all of the following that have been filed with the SEC prior to the date hereof: (i) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after January 1, 2004, (ii) the Company’s Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years beginning on or after January 1, 2004, (iii) all proxy and information statements relating to the Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the fiscal year started January 1, 2004, (iv) the Company’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i), (v) all other forms, reports, registration statements and other documents filed by the Company with the SEC on or after January 1, 2004 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports,” and, to the extent available in full without redaction through EDGAR at least two business days prior to the date of this Agreement, the “Filed Company SEC Reports”), (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”), and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (collectively, the “Company Certifications”), and (vii) all comment letters received by the Company from the staff of the SEC on or after January 1, 2004 and all responses to such comment letters by or on behalf of the Company. No Subsidiary of the Company is, or since January 1, 2004, has been, required to file any form, report, registration statement or other document with the SEC. As used in this Section 2.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

2.4(b) Each of the Company SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

2.4(c) The Company Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder and the statements contained in the Company Certifications were true and correct as of the date of the filing thereof.

2.4(d) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (i) all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

2.4(e) The Company is, and since January 1, 2004 has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market, and (ii) the applicable provisions of SOX. The Company has made available to

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Parent true, correct and complete copies of (i) all correspondence between the Acquired Corporations and the SEC since January 1, 2004, and (ii) all material correspondence between the Acquired Corporations and the NASDAQ Stock Market since January 1, 2004.

2.4(f) The Acquired Corporations have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since September 29, 2007, (a) there have not been any changes in the Acquired Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Acquired Corporations’ internal control over financial reporting; and (b) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Accounting Oversight Board) have been disclosed to the Company’s outside auditors and the audit committee of the Company Board.

2.5 Financial Statements. Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Reports complied with the rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company and its consolidated Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Company SEC Reports filed since the Company’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Company Balance Sheet”), and (ii) normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Acquired Corporations, taken as a whole). The financial statements referred to in this Section 2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Subsidiaries of the Company are, or, since January 1, 2004 have been, required by GAAP to be included in the consolidated financial statements of the Company.

2.6 Property; Assets. The Acquired Corporations (i) have good and valid title to all property that is reflected in the latest audited financial statements included in the Filed Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the Ordinary Course of Business since the date thereof), free and clear of all Encumbrances except such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, and (ii) are collectively the lessee of all property that is reflected as leased in the latest audited financial statements included in the Company SEC Reports (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Knowledge of the Company, the lessor, other than defaults that would not have a Material

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Adverse Effect on the Acquired Corporations, taken as a whole. For the avoidance of doubt, the representations and warranties set forth in this Section 2.6 do not apply to Proprietary Rights, which matters are specifically addressed in Section 2.8.

2.7 Real Property; Equipment; Leasehold. The material items of equipment and other material tangible assets owned by or leased to the Acquired Corporations, taken as a whole, are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted.

2.8 Proprietary Rights.

2.8(a) Part 2.8(a) of the Company Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Corporation:

(i) Part 2.8(a)(i)(A) lists all of the Patents owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed.

(ii) Part 2.8(a)(ii)(A) lists all of the Registered Trademarks owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed.

(iii) Part 2.8(a)(iii)(A) lists all of the Registered Copyrights owned by any of the Acquired Corporations, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed.

2.8(b) The Acquired Corporations are the owners of and have good and valid title to all of the Acquired Corporation Proprietary Rights identified in Parts 2.8(a)(i)(A), 2.8(a)(ii)(A) and 2.8(a)(iii)(A) of the Company Disclosure Schedule and all Trade Secrets owned by any Acquired Corporation, free and clear of all Title Encumbrances, except for (i) any lien for current taxes not yet due and payable and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Rights and Technology sufficient in all material respects to conduct the business of the Acquired Corporations, taken as a whole, as conducted prior to or on the date of this Agreement.

2.8(c) Part 2.8(c) of the Company Disclosure Schedule lists all Contracts relating to any Acquired Corporation Proprietary Rights, any Acquired Corporation Technology or any Acquired Corporation Product, as follows:

(i) Part 2.8(c)(i) contains a complete and accurate list of all Contracts pursuant to which a third party has covenanted not to sue or granted any immunity from suit to any Acquired Corporation under any Proprietary Rights or Technology or licensed to any Acquired Corporation under any Proprietary Rights or Technology, provided that such licenses (a) are exclusive, (b) are in conjunction with patent cross licenses or are for rights in identified patent(s), or (c) have aggregate payments associated with such licenses that could reasonably be anticipated to exceed $250,000, and except as would not reasonably be expected to materially affect the operations of the Acquired Corporations, taken as a whole. No Acquired Corporation or, to the Knowledge of the Company, any other party to any such Contract is in material breach of such Contract.

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(ii) Except non-exclusive licenses granted in the Ordinary Course of Business, Part 2.8(c)(ii) contains a complete and accurate list of all Contracts pursuant to which any Acquired Corporation licensed, covenanted not to sue or granted any immunity from suit to any third party under any Proprietary Rights owned by an Acquired Corporation (“Owned Proprietary Rights”); except as would not reasonably be expected to materially affect the operations of the Acquired Corporations, taken as a whole. No Acquired Corporation or, to the Knowledge of the Company, any other party to any such Contract is in material breach of such Contract.

(iii) Part 2.8(c)(iii) lists: (A) any Contract granting any third party a right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute an Acquired Corporation Product, with or without the right to sublicense the same, on an exclusive basis, (B) any Contract under which any of the Acquired Corporations undertakes any ongoing royalty or payment obligations in excess of $250,000 with respect to an Acquired Corporation Proprietary Right, (C) any Contract under which any Acquired Corporation grants an option or right of first refusal relating to any Owned Proprietary Rights, (D) any past due obligations to pay any amounts or provide other consideration to any other Person in connection with any Acquired Corporation Proprietary Rights, .and (E) any Contract limiting any of the Acquired Corporations’ rights under any Owned Proprietary Rights, or containing a obligation such as a non-compete clause restricting any Acquired Corporations ability, to transact business in any market, field or geographical area or with any Person, or that restricts the use, transfer, delivery or licensing of any Owned Proprietary Rights; in each case, to the extent that such royalties, exclusivity, grant, limitation or restriction materially affects the operations of the Acquired Corporations taken as a whole.

2.8(d) Except as listed in Part 2.8(d) of the Company Disclosure Schedule:

(i) With respect to any Acquired Corporation Proprietary Rights or Acquired Corporation Technology jointly owned by any Acquired Corporation and any other Person, nothing restricts any Acquired Corporations right to exploit, license and transfer such jointly owned Acquired Corporation Proprietary Rights or Acquired Corporation Technology, without the need for consent from any such other Person or to account to any such other Person for any profits therefrom; except as would not reasonably be expected to materially affect the operations of the Acquired Corporations, taken as a whole.

(ii) To the Knowledge of the Company, no current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations has any right, title or interest in, to or under any Owned Proprietary Rights that has not been exclusively assigned, transferred or licensed to an Acquired Corporation;

(iii) No Person has asserted or threatened a claim, against an Acquired Corporation, challenging any Acquired Corporation’s ownership rights to, or rights under, any Acquired Corporation Proprietary Rights or Acquired Corporation Technology;

(iv) None of the Acquired Corporations is subject to any pending proceeding, or any outstanding decree, order, judgment or stipulation, that does or would materially restrict the use, transfer or licensing of any Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Products by any of the Acquired Corporations, or which does or would materially adversely affect the validity or enforceability of any Owned Proprietary Rights;

(v) To the Knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any Acquired Corporation Proprietary Rights or Acquired Corporation

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Technology by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations;

(vi) To the Knowledge of the Company, all Issued Patents, Registered Copyrights, Registered Trademarks and domain names identified in Parts 2.8(a)(i)(A), 2.8(a)(ii)(A) and 2.8(a)(iii)(A) of the Company Disclosure Schedule: (A) have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions, (B) have not lapsed, expired or been abandoned except as otherwise noted in said Schedule, and (C) no opposition proceedings, inventorship challenges, or interferences have been declared or commenced related thereto in any jurisdictions in which such procedures are available.

2.8(e) No Person has asserted or threatened a claim against an Acquired Corporation in writing that any Acquired Corporation Product (or any Acquired Corporation Proprietary Right or Acquired Corporation Technology embodied in any Acquired Corporation Product) infringes (directly or indirectly) or misappropriates or constitutes unlawful use of any Person’s Proprietary Rights, and to the Knowledge of the Company, no Person has notified any Acquired Corporation that the Acquired Corporation requires a license to any of that Person’s Proprietary Rights and no Acquired Corporation has received any unsolicited written offer to license (or any other notice of) any Person’s Proprietary Rights; except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

2.8(f) Each of the Acquired Corporations has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and restrict the use of all Trade Secrets in which any of the Acquired Corporations has any right, title or interest, and to otherwise maintain and protect the Acquired Corporation Proprietary Rights and Acquired Corporation Technology, except as would not reasonably be expected to materially affect the operations of the Acquired Corporations taken as a whole. Without limiting the generality of the foregoing, to the Knowledge of the Company and except as would not reasonably be expected to materially affect the operations of the Acquired Corporations, taken as a whole:

(i) All current and former employees any of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights and/or Acquired Corporation Technology have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent; and

(ii) All current and former consultants and independent contractors to any of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights and/or Acquired Corporation Technology have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Agreement previously delivered by the Company to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor to any of the Acquired Corporations has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Rights and/or Acquired Corporation Technology.

2.8(g) To the Knowledge of the Company, none of the Acquired Corporations has committed, agreed or become obligated to license on a royalty-free basis, any Owned Proprietary Rights to any third party as a result of any participation in an industry association, standard setting organization

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or similar body, or otherwise, except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.8(h) To the Knowledge of the Company, the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not trigger any consent, obligation, restriction, notice or payment requirement with respect to, or contravene, conflict with or result in any limitation on, any Acquired Corporation’s, or the Parent’s right, title or interest in or to the Acquired Corporation Proprietary Rights and/or Acquired Corporation Technology, excluding nonexclusively licensed or purchased “off the shelf” software and other Technology widely available through regular commercial distribution channels on standard terms and conditions and obtained by any of the Acquired Corporations in the Ordinary Course of Business, except as would not reasonably be expected to materially affect the operations of the Acquired Corporations taken as a whole, and except as resulting from any agreements between Parent and third parties.

2.8(i) The Acquired Corporations own all mask works for the Acquired Corporations Products and, except for statutory rights and rights limited to use only in conjunction with Acquired Corporation Products manufactured and sold by or for an Acquired Corporation, no other Person has any rights to reproduce, import or distribute such mask works, except as would not reasonably be expected to materially affect the operations of the Acquired Corporations, taken as a whole.

2.8(j) Company Products.

(i) Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, and except for normal returns in the Ordinary Course of Business against which the Acquired Corporations have made adequate reserves, each Acquired Corporation Product conforms and complies in all material respects with the terms and requirements of any applicable warranty, the agreement related to such Acquired Corporation Product and with all applicable Legal Requirements.

(ii) Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, and except for normal returns in the Ordinary Course of Business, no customer or other Person has asserted or, to the Knowledge of the Company, threatened to assert any claim against any Acquired Corporation (i) under or based upon any warranty provided by or on behalf of any Acquired Corporation, or (ii) under or based upon any other warranty relating to any Acquired Corporation Product.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, and except for defects attributable to specifications provided by customer of which Company has no Knowledge, each Acquired Corporation Product was free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug that would not adversely affect in any material respect such Acquired Corporation Product or other asset, product or system (or the operation or performance of any of the foregoing).

(iv) To the Knowledge of the Company and except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, there are no facts which could give rise to a epidemic defect, product recall or hazard condition in an Acquired Corporation Product or a customer product in which such Acquired Corporation Product is incorporated. All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired

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Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

(v) Except as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, no product liability claims have been threatened, alleged or filed against any Acquired Corporation related to any Acquired Corporation Product.

2.9 No Undisclosed Material Liabilities. The Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (i) liabilities or obligations reflected or reserved against in the Company Balance Sheet and (ii) liabilities and obligations that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.10 Taxes.

2.10(a) All material Tax Returns required by applicable Legal Requirements to be filed with any Governmental Body by, or on behalf of, the Acquired Corporations have been filed when due in accordance with all applicable Legal Requirements, and all such material Tax Returns are true and complete in all material respects.

2.10(b) Each of the Acquired Corporations has timely paid (or has had timely paid on its behalf), in a manner required by law, all material Taxes due and payable. The Acquired Corporations have complied with all applicable laws, rules and regulations related to the withholding of Taxes and have, within the times and in the manner prescribed by law, paid over (or have had paid over on their behalf), to the appropriate Governmental Body, all material amounts required to be remitted. With respect to material Taxes where payment is not yet due, each Acquired Corporation has established (or has had established on its behalf) adequate reserves and accruals, determined in accordance with GAAP, through the end of the last period for which such Acquired Corporation ordinarily records items on its books and records.

2.10(c) None of the Acquired Corporations has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Return.

2.10(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Acquired Corporations in respect of any material Tax or Tax asset. No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due or Tax Returns of any of the Acquired Corporations which have not been settled or paid, or for which an adequate reserve has not been established on applicable books and records in accordance with GAAP.

2.10(e) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by any of the Acquired Corporations under any Acquired Corporation Contract, Benefit Plan, program, arrangement or understanding currently in effect. None of the Acquired Corporations is a party to any agreement, contract or arrangement that could result separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

2.10(f) During the two-year period ending on the date hereof, none of the Acquired Corporations was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

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2.10(g) None of the Acquired Corporations has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

2.10(h) Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

2.10(i) No Acquired Corporation is a party to any “nonqualified deferred compensation plan” subject to Section 409A of the Code that would subject any Person to tax pursuant to Section 409A of the Code based upon a good faith interpretation of all applicable regulations, notices and regulatory guidance.

2.11 Employee Benefits.

2.11(a) Section 2.11(a) of the Company Disclosure Schedule contains a list of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, or other material benefits plan or arrangement or any material employment or service agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by any of the Acquired Corporations (collectively, “Benefit Plans”). Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Acquired Corporations, and all Benefit Plans permit assumption by Parent upon consummation of the Contemplated Transactions without the consent of any participant or other party.

2.11(b) For purposes of this Agreement, the following definitions apply: “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans (as defined in Section 2.11(c)); “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

2.11(c) The term “Plans” means all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance (or restriction on termination in the absence of a notice period), change of control and fringe benefit plans, programs or agreements, in each case maintained by the Company or any of its Subsidiaries.

2.11(d) With respect to each material Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan and any amendment thereto; (ii) the most recently filed Annual Report (Form 5500 Series) and accompanying schedules, if

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any, and audit reports; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent advisory, opinion, and/or determination letter from the IRS, as applicable; and (vii) all discrimination tests for the three most recent plan years.

2.11(e) Part 2.11(e) of the Company Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a currently applicable favorable determination letter with respect to each Qualified Plan that has not been revoked or the Plan is a prototype plan which may rely on a currently applicable opinion letter issued with respect to the Plan, and, to the Knowledge of the Company, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No act or omission has occurred with respect to any Qualified Plan which could materially increase the cost of any such plan or result in the imposition of any liability, lien, penalty, or tax under ERISA or the Code.

2.11(f) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports.

2.11(g) The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans, and each Plan has been maintained, funded, and administered in accordance with its terms in all material respects. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Encumbrance on the assets of the Company under ERISA or the Code. No prohibited transaction has occurred with respect to any Plan.

2.11(h) Neither the Acquired Companies nor any ERISA Affiliate maintains, contributes to (or in the past six years has maintained, contributed to or been required to contribute to) any (a) plan or arrangement which is subject to (i) the minimum funding requirements of Code Section 412, (ii) Part 3 of Title I of ERISA, or (iii) Title IV of ERISA, (b) “multiemployer plan” (as defined in Section 3(37) of ERISA), (c) multiple employer plan, including any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), (d) voluntary employees’ beneficiary association (within the meaning of Code Section 501(c)(9)) or (e) welfare benefit fund (within the meaning of Code Section 419).

2.11(i) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that could be a liability of any Acquired Corporation following the Closing. Without limiting the generality of the foregoing, neither any Acquired Corporation nor any ERISA Affiliate of any Acquired Corporation has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

2.11(j) No Acquired Corporation has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or applicable non-U.S. statutory requirements.

2.11(k) All Plans covering foreign employees of the Acquired Corporations comply with applicable local law and are fully funded and/or book reserved to the extent applicable.

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2.11(l) No labor organization or group of employees of the Acquired Corporations has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Acquired Corporations has complied in all material respects with the Worker Adjustment and Retraining Notification Act.

2.11(m) There are no material pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of any Acquired Corporation to any Person including the Pension Benefit Guaranty Corporation, the Department of Treasury, or the Department of Labor.

2.11(n) Part 2.11(n) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than (i) such loans and advances worth less than $100,000 to any single individual in the aggregate, and (ii) routine travel and expense advances made to employees in the Ordinary Course of Business. The Acquired Corporations have not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

2.11(o) Each of the Acquired Corporations has complied, and are presently in compliance with all statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole. During the three-year period prior to the date of this Agreement, none of the Acquired Corporations has been a party to any action (i) in which any of the Acquired Corporations was, or is, alleged to have violated any Legal Requirement relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees and (ii) that resulted in a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.12 Compliance with Legal Requirements; Governmental Authorizations.

2.12(a) The Acquired Corporations are, and at all times since January 1, 2004 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, except for violations that have not resulted, or would not reasonably be expected to result, in a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.12(b) Except for events or circumstances that would not reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations, taken as a whole, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a material violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Legal Requirement, or (B) may give rise to any obligation

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on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature;

2.12(c) Except for notices or other communications pertaining to matters that would not reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations, taken as a whole, none of the Acquired Corporations has received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The Company has made available to Parent copies of all reports made by any attorney to the Company’s chief legal officer, chief executive officer, Company Board (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

2.13 Environmental Matters.

2.13(a) Except as to matters that have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations, taken as a whole, (i) each of the Acquired Corporations is, and at all times has been, in compliance with, and has not been and is not in violation of or subject to any material liability under, any Environmental Law; and (ii) none of the Acquired Corporations has any basis to expect, nor has any of them or, to the Company’s Knowledge, any other Person for whose conduct they are responsible received, any written order, notice, or other communication from (A) any Governmental Body or private citizen acting in the public interest, or (B) the current or prior owner or operator of any Acquired Corporation Facilities, of any actual or potential violation by any of the Acquired Corporations of, or failure by any of the Acquired Corporations to comply with, any Environmental Law, or of any actual or, to the Knowledge of any Acquired Corporation, threatened, obligation by an Acquired Corporation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Acquired Corporation Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Corporations has or has had an interest, or with respect to any property or Acquired Corporation Facility at which Hazardous Materials were generated, manufactured, transferred, or used by any of the Acquired Corporations or any other Person for whose conduct any of the Acquired Corporations are legally responsible (“Acquired Corporations Hazardous Materials”), or from which Acquired Corporations Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

2.13(b) The Acquired Corporations have made available to Parent copies of all material written investigations, reports, studies, audits, tests and sampling results (collectively, “Environmental Documents”) possessed by the Acquired Corporations pertaining to any Hazardous Material in, on, beneath or adjacent to any of the Acquired Corporation Facilities, or locations to which the Acquired Companies have sent any Hazardous Material, or concerning compliance by the Acquired Corporations, or any other person for whose conduct the Acquired Corporations are legally responsible, with any Environmental Law, except for the failure to make available Environmental Documents the subject matter of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.13(c) Parent, Merger Sub and the Company agree that the only representations and warranties of the Company in this Agreement as to Environmental, Health and Safety Liabilities, Hazardous Materials, Occupational Safety and Health Law, Environmental Law or other environmental matters are those contained in this Section 2.13.

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2.14 Legal Proceedings.

2.14(a) There is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, except for Legal Proceedings that would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations, taken as a whole, (ii) that challenges, or that seeks to prevent, delay, make illegal or otherwise interfere with any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

2.14(b) To the Knowledge of the Company, no Legal Proceeding has been threatened that if pending would be required to be disclosed under the preceding paragraph.

2.15 Absence of Certain Changes and Events. Since September 29, 2007, the Acquired Corporations have conducted their businesses only in the Ordinary Course of Business and there has not been any Material Adverse Effect on the Acquired Corporations, taken as a whole, and no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations, taken as a whole, or:

2.15(a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole;

2.15(b)(i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Corporation, or (ii) any repurchase, redemption or other acquisition by any Acquired Corporation of any shares of capital stock or other securities;

2.15(c) prior to the date hereof and except as set forth in Schedule 2.15(c), any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Corporation, (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Corporation, or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Corporation, in each case except for the issuance of Company Common Stock issued upon the valid exercise of Company Options or exercise, settlement or conversion of Company RSU Awards or other equity-based awards under the Company Stock Plans or under the ESPP;

2.15(d) any amendment or waiver of any of the rights of any Acquired Corporation under, or acceleration of vesting under, (i) any provision of any of the Company Stock Plans or (ii) any provision of any Contract evidencing any Company Option, Company RSU Award or other equity-based award;

2.15(e) any amendment to any Organizational Document of any of the Acquired Corporations, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Corporation;

2.15(f) any creation of any Subsidiary of an Acquired Corporation or acquisition by any Acquired Corporation of any equity interest or other interest in any other Person;

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2.15(g) any change of the methods of accounting or accounting practices of any Acquired Corporation in any material respect;

2.15(h) any material Tax election by any Acquired Corporation;

2.15(i) any commencement or settlement of any material Legal Proceeding by any Acquired Corporation; or

2.15(j) any agreement or commitment to take any of the actions referred to in clauses (a) through (i) above.

2.16 Contracts; No Defaults.

2.16(a) Part 2.16(a) of the Company Disclosure Schedule lists as of the date hereof, and, except to the extent filed in full without redaction as an exhibit to a Filed Company SEC Report, the Company has made available to Parent copies of each Acquired Corporation Contract and other instrument or document (including any amendment to any of the foregoing):

(i) described in paragraphs (b)(3), (b)(4), (b)(9) or (b)(10) of Item 601 of Regulation S-K of the SEC;

(ii) with any director, executive officer or Affiliate of the Company;

(iii) evidencing, governing or relating to indebtedness for borrowed money in excess of $500,000,

(iv) not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $1,000,000;

(v) that in any way purports to limit the freedom of any Acquired Corporation or any of their affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(vi) that is a Benefit Plan;

(vii) providing for indemnification of any officer, director or employee;

(viii)(A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities other than under the Company Stock Plans or ESPP, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Options. Company RSU Awards or employment Contracts entered into in the Ordinary Course of Business which contemplate the issuance of Company Options or Company RSU Awards;

(ix) requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction; and

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(x) that is a contract with any of the 10 largest customers or the 10 largest suppliers of the Acquired Corporations, taken as a whole, as determined on a consolidated basis by dollar volume of sales to such customers or purchases from such suppliers, respectively, in each case during the nine months ended September 29, 2007.

Each of the foregoing is a “Material Contract.”

2.16(b) Each Material Contract is valid and in full force and effect.

2.16(c) (i) None of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole; and (iii) since September 29, 2007, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole.

2.17 Insurance. The Acquired Corporations are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and the Acquired Corporations have complied with the provisions of such policies. The Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies. The Acquired Corporations have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

2.18 Labor Matters. Except as disclosed in the Filed Company SEC Reports or as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, (i) none of the Acquired Corporations is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the

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Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company’s Knowledge, threatened; (iv) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; (v) no grievance is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; and (vi) none of the Acquired Corporations is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

2.19 Interests of Officers and Directors. None of the executive officers or directors of any of the Acquired Corporations or any of their respective affiliates (other than the Acquired Corporations) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Acquired Corporations, or in any supplier, distributor or customer of the Acquired Corporations, or any other relationship, contract, agreement, arrangement or understanding with the Acquired Corporations, except as disclosed in the Filed Company SEC Reports and except for the normal rights of a stockholder and rights under the Plans, the Company Options, Company RSU Awards, the ESPP and the Benefit Plans.

2.20 Encryption and Other Restricted Technology. Except as disclosed in the Filed Company SEC Reports or as would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, taken as a whole:

2.20(a) the Acquired Corporations have complied with all U.S. export control Legal Requirements regarding any export of its products or technology, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State;

2.20(b) the Acquired Corporations’ business as currently conducted does not require any of the Acquired Corporations to obtain a license from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other legislation regulating the development, commercialization or export of technology; and

2.20(c) the Acquired Corporations have not received any correspondence from the export control authorities in any country, including the U.S. Departments of Commerce or State, regarding any pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry by a special agent or other export control agent or official.

2.21 Rights Plan; DGCL Section 203. The Company does not now, nor has ever had, any shareholder rights plan or “poison pill” in effect, including without limitation any agreement with a third party trust or fiduciary entity with respect thereto. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to Parent or Merger Sub as a result of the execution, delivery or performance of this Agreement or the Voting Undertakings or the consummation of the Merger or the other Contemplated Transactions.

2.22 Opinion of Financial Advisor. The Company’s Board of Directors has received the opinion of Goldman, Sachs & Co. Inc. (“Goldman Sachs”) (a copy of whose engagement letter has been provided to Parent) dated as of the date of this Agreement, to the effect that as of the date thereof and based upon and subject to the matters and limitations set forth therein, the Exchange Ratio is fair to the

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Company’s stockholders from a financial point of view. A copy of such opinion has been delivered to Parent, for informational purposes only.

2.23 Brokers. No broker, finder, investment banker or other Person (other than Goldman Sachs) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the other Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation. Except for the engagement letter referred to in Section 2.22 above, there are no Acquired Corporation Contracts between the Acquired Corporations and Goldman Sachs pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions.

2.24 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF PARENT.

Except as set forth in Parent Disclosure Schedule, Parent represents and warrants to the Company as follows:

3.1 Organization and Good Standing.

3.1(a) Parent and each of its Subsidiaries are corporations or other Entities duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of their respective jurisdictions of incorporation or organization, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound. Parent and each of its Subsidiaries are duly qualified to do business as foreign corporations and are in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

3.1(b) Parent has made available to the Company copies of the Organizational Documents of Parent, as currently in effect.

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3.2 Authority; No Conflict.

3.2(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements relating to the Merger in connection with the Contemplated Transactions to which it is a party, to perform its obligations hereunder and to consummate the Contemplated Transactions. Except for the requirements (i) under Parent’s agreement with The NASDAQ Stock Market and The NASDAQ Stock Market’s rules incorporated by reference therein, to obtain the approval of Parent’s stockholders for the issuance of Parent Common Stock in the Merger by the holders of a majority of the shares of Parent Common Stock present (in person or by proxy) at the Parent Stockholders’ Meeting and constituting a quorum for the purpose of voting on such approval and (ii) under Section 242 of the DGCL, to obtain the approval of Parent’s stockholders for the amendment of the Parent’s Certificate of Incorporation to increase in the number of authorized shares of Parent Common Stock of 150 million shares by the holders of a majority of the outstanding shares of Parent Common Stock (such approvals collectively, the “Required Parent Stockholder Vote”), the execution and delivery of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing of a certificate of merger required by the DGCL). The Board of Directors of Parent (the “Parent Board”) has approved this Agreement and declared it to be advisable. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent.

3.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or any of its Subsidiaries, or (B) any resolution adopted by the Parent Board or the stockholders of Parent or any of its Subsidiaries; (ii) contravene, conflict with, or result in a violation of, any Legal Requirement or any order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or any of its Subsidiaries; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound; (v) require a Consent from any Person; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v) and (vi), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

3.2(c) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, The NASDAQ Stock Market and Blue Sky Laws, (B) applicable pre-merger notification requirements of the HSR Act and of non-United States competition, antitrust and investment laws analogous to the HSR Act, (C) filing of appropriate merger documents as required by the DGCL and (D) any applicable non-United States

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competition, antitrust and investment laws and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

3.2(d) The Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement and to perform its obligations hereunder and thereunder and to consummate the Merger and the other Contemplated Transactions. The execution and delivery of this Agreement by the Merger Sub and the consummation by the Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the Parent as the holder of a majority of the then outstanding shares of Merger Sub Common Stock and the filing of appropriate merger documents as required by the DGCL). The Board of Directors of Merger Sub has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to Parent that it vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Merger Sub and constitutes the legal, valid and binding obligations of the Merger Sub.

3.3 Capitalization. The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock. As of the date hereof, (a) 292,430,804 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 23,323,516 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to Parent’s employee stock plans (the ”Parent Stock Options”), or exercise, settlement or conversion of any other equity-based awards outstanding under Parent’s employee stock plans, (c) there are no shares of Parent Common Stock reserved for issuance upon exercise of outstanding warrants of Parent, (d) 45,415,970 shares of Parent Common Stock are held in the treasury of Parent, and (e) 23,321,256 shares of Parent Common Stock are reserved for issuance pursuant to Parent Stock Options not yet granted. No shares of Parent Preferred Stock are outstanding. Except as set forth in this Section 3.3, there are no Options relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent or any of its Subsidiaries. Each outstanding share of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or one of its Subsidiaries is free and clear of all Encumbrances of any nature whatsoever. None of the outstanding equity securities or other securities of Parent or any of its Subsidiaries was issued in violation of the Securities Act or any other Legal Requirement.

3.4 SEC Reports. Parent has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2004. Parent has made available to the Company copies in the form filed with the SEC of all of the following that have been filed with the SEC prior to the date hereof, except to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning on or after January 1, 2004, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each fiscal years started on or after January 1, 2004, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since on or after January 1, 2004, (iv) its Current Reports on Form 8-K filed on or after January 1, 2004, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been

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provided to the Company pursuant to this Section 3.4) filed by Parent with the SEC on or after January 1, 2004 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Reports”), (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (the “Parent Certifications”), and (vii) all comment letters received by Parent from the Staff of the SEC since January 1, 2004 and all responses to such comment letters by or on behalf of Parent. As used in this Section 3.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

3.4(a) Each of Parent SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.4(b) Parent Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder and the statements contained in Parent Certifications were true and correct as of the date of the filing thereof.

3.4(c) Parent has established and maintains disclosure controls and procedures (as defined by Rule 13a-15 or 15d-15 under the Exchange Act), and such controls and procedures are effective to ensure that (i) all material information required to be disclosed by Parent and its Subsidiaries in the reports that it filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to Parent’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. Parent has made available to the Company copies of all policies, manuals and other material documents promulgating such disclosure controls and procedures. Parent is, and since January 1, 2005 has been, in compliance with (i) the applicable listing and corporate governance rules of The NASDAQ Stock Market, and (ii) the applicable provisions of SOX. Since January 1, 2005 Parent has not received any notice from The NASDAQ Stock Market asserting any non-compliance with such rules.

3.4(d) Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since September 29, 2007, (a) there have not been any changes in Parent’s or its Subsidiaries’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Parent’s or its Subsidiaries’ internal control over financial reporting; and (b) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Accounting

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Oversight Board) have been disclosed to Parent’s outside auditors and the audit committee of the Parent Board.

3.5 Financial Statements. Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Reports complied with the rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Parent and its consolidated Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Parent SEC Reports filed since Parent’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Parent Balance Sheet”), and (ii) normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to Parent). The financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Subsidiaries of Parent are, or, since January 1, 2004 have been, required by GAAP to be included in the consolidated financial statements of the Company.

3.6 Absence of Certain Changes and Events. Since September 29, 2007, Parent and its Subsidiaries have conducted their business only in the Ordinary Course of Business and there has not been any Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, and no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, or:

3.6(a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Parent or any of its Subsidiaries (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole;

3.6(b)(i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of Parent or its Subsidiaries, or (ii) any repurchase, redemption or other acquisition by Parent or its Subsidiaries of any shares of capital stock or other securities;

3.6(c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of Parent, except for Parent Common Stock issued upon the valid exercise of each option granted (or previously assumed) by Parent to purchase shares of Parent Common Stock (each, a “Parent Option”) or exercise, settlement or conversion of each restricted stock unit award granted (or previously assumed) by Parent representing a right to receive upon a future date or dates shares of Parent Common Stock (each a “Parent RSU Award”) or other equity-based awards under governing share-based plan documents, including plan documents governing options that have previously been assumed by Parent as a result of corporate acquisition transactions by the Company, as applicable (collectively, and in each case, the “Parent Stock Plans”), (ii) any option, warrant or right to acquire any capital stock or any other security of Parent and its Subsidiaries (except for Parent Options, Parent RSU Awards or other equity-based awards described in Section 2.3), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Parent or any of its Subsidiaries;

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3.6(d) any amendment or waiver of any of the rights of Parent under, or acceleration of vesting under, (i) any provision of any of Parent Stock Plans or (ii) any provision of any Contract evidencing any Company Option, Company RSU Award or other equity-based award;

3.6(e) any amendment to any Organizational Document of Parent, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving Parent;

3.6(f) any change of the methods of accounting or accounting practices of Parent in any material respect;

3.6(g) any commencement or settlement of any material Legal Proceeding by Parent or any of its Subsidiaries; or

3.6(h) any agreement or commitment to take any of the actions referred to in clauses (a) through (g) above.

3.7 Operation of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, has not engaged in any business activities and will have no assets, liabilities or obligations other than as contemplated by this Agreement.

3.8 Property; Assets. Parent and its Subsidiaries (i) have good and valid title to all property that is reflected in the latest audited financial statements included in the Parent SEC Reports as being owned by Parent or any of its Subsidiaries or acquired after the date thereof (except for property sold or otherwise disposed of in the Ordinary Course of Business since the date thereof), and (ii) are collectively the lessee of all property which are reflected as leased in the latest audited financial statements included in the Parent SEC Reports (or on the books and records of Parent as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Knowledge of Parent, the lessor, other than defaults that would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. For the avoidance of doubt, the representations and warranties set forth in this Section 3.8 do not apply to Proprietary Rights, which matters are specifically addressed in Section 3.9.

3.9 Proprietary Rights.

3.9(a) Parent and its Subsidiaries own or have a valid right to use all Proprietary Rights sufficient in all material respects to conduct the business of the Parent and its Subsidiaries, taken as a whole, as conducted prior to or on the date of this Agreement.

3.9(b) Claims.

(i) No Person has asserted or threatened a claim, against Parent or its Subsidiaries, challenging any Parent’s or its Subsidiaries’ ownership rights to, or rights under, any Parent Proprietary Rights;

(ii) None of Parent or its Subsidiaries is subject to any pending proceeding or any outstanding decree, order, judgment or stipulation that does or would materially restrict the use, transfer or licensing of any Parent Proprietary Rights or Parent Products by Parent or its Subsidiaries, or which does or would materially adversely affect the validity or enforceability of any Parent Proprietary Rights owned by Parent or its Subsidiaries;

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(iii) No Person has asserted or threatened a claim against Parent or its Subsidiaries in writing, that any Parent Product (or any Parent Proprietary Right embodied in any Parent Product) infringes (directly or indirectly) or misappropriates or constitutes unlawful use of any Person’s Proprietary Rights and to the Knowledge of the Parent, no Person has notified Parent or its Subsidiaries that Parent requires a license to any of that Person’s Proprietary Rights and neither Parent or its Subsidiaries has received any unsolicited written offer to license (or any other notice of) any Person’s Proprietary Rights; except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

3.9(c) To the Knowledge of the Parent, the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any limitation on Parent’s right, title or interest in or to the Parent Proprietary Rights, excluding nonexclusively licensed or purchased “off the shelf” software and other Technology widely available through regular commercial distribution channels on standard terms and conditions and obtained by any of Parent or its Subsidiaries in the Ordinary Course of Business, except as would not reasonably be expected to materially affect the operations of Parent and its Subsidiaries, taken as a whole, and except as resulting from any agreements between any Acquired Corporation and third parties.

3.9(d) Except as would not reasonably be expected to have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole, no material product liability claims have been threatened, alleged or filed against Parent or its Subsidiaries related to any Parent Product.

3.10 No Undisclosed Material Liabilities. Parent and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (i) liabilities or obligations reflected or reserved against in the Parent Balance Sheet, or (ii) current liabilities incurred since the date of the Parent Balance Sheet that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

3.11 Taxes.

3.11(a) All material Tax Returns required by applicable Legal Requirements to be filed with any Governmental Body by, or on behalf of, the Parent or any of its Subsidiaries have been filed when due in accordance with all applicable Legal Requirements, and all such material Tax Returns are true and complete in all material respects.

3.11(b) The Parent and each of its Subsidiaries has timely paid (or has had timely paid on its behalf), in a manner required by law, all material Taxes due and payable. The Parent and each of its Subsidiaries has complied with all applicable laws, rules and regulations related to the withholding of Taxes and has, within the times and in the manner prescribed by law, paid over (or had paid over on its behalf), to the appropriate Governmental Body, all material amounts required to be remitted. With respect to material Taxes where payment is not yet due, the Parent and each of its Subsidiaries has established (or has had established on its behalf) adequate reserves and accruals, determined in accordance with GAAP, through the end of the last period for which Parent and its Subsidiaries ordinarily records items on its books and records.

3.11(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Parent’s Knowledge, threatened against or with respect to the Parent or its Subsidiaries in respect of any material Tax or Tax asset. No material deficiencies for any Taxes have been proposed, asserted or

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assessed in writing against or with respect to any Taxes due or Tax Returns of any of the Parent and its Subsidiaries which have not been settled or paid, or for which an adequate reserve has not been established on applicable books and records in accordance with GAAP.

3.11(d) Neither the Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

3.11(e) Neither the Parent nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a 368 Reorganization.

3.12 Employee Benefits.

3.12(a) Parent has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to all of Parent’s employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any current or former employee, officer or director of Parent or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person sponsored or maintained by Parent, to which Parent and any of its Subsidiaries contributes or is obligated to contribute, or with respect to which Parent has or may have any liability (each, a “Parent Plan”), and each Parent Plan has been maintained, funded, and administered in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Parent Plan or the imposition of any Encumbrance on the assets of Parent under ERISA or the Code. No prohibited transaction has occurred with respect to any Parent Plan.

3.12(b) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Parent Plan, any fiduciaries thereof with respect to their duties to any Parent Plan or the assets of any of the trusts under any Parent Plan which could reasonably be expected to result in any liability of Parent or its Subsidiaries to any Person including the Pension Benefit Guaranty Corporation, the Department of Treasury, or the Department of Labor.

3.13 Compliance with Legal Requirements; Governmental Authorizations. Except as to matters that have not resulted, and would not reasonably be expected to result in, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole: Parent and its Subsidiaries are, and at all times since January 1, 2004 have been, in material compliance with each Legal Requirements that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a material violation by any of Parent or its Subsidiaries of, or a substantial failure on the part of any of Parent or its Subsidiaries to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Parent or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of Parent or its Subsidiaries has received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of Parent or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Parent has made available to Parent copies of, all reports made by any attorney to Parent’s chief legal officer, chief executive officer, Company Board (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

3.14 Environmental Matters.

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3.14(a) Except as to matters that have not resulted and would not reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, (i) each of Parent and its Subsidiaries is, and at all times has been, in compliance with, and has not been and is not in violation of or subject to any material liability under, any Environmental Law, and (ii) none of Parent or its Subsidiaries has any basis to expect, nor has any of them or, to Parent’s Knowledge, any other Person for whose conduct they are responsible received, any written order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Parent Facilities, of any actual or potential violation by any of Parent or its Subsidiaries, or failure by any of Parent or its Subsidiaries to comply with, any Environmental Law, or of any actual or, to the Knowledge of Parent or any of its Subsidiaries, threatened obligation by Parent or its Subsidiaries to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Parent Facilities or any other properties or assets (whether real, personal, or mixed) in which any of Parent or its Subsidiaries has or has had an interest, or with respect to any property or Parent Facility at which Hazardous Materials were generated, manufactured, transferred or used by any of Parent and its Subsidiaries or any other Person for whose conduct any of Parent and its Subsidiaries are legally responsible (“Parent Hazardous Materials”), or from which Parent Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.14(b) Parent has made available to the Acquired Corporations copies of all material written investigations, reports, studies, audits, tests and sampling results possessed by Parent or any of its Subsidiaries pertaining to any Hazardous Material in, on, beneath or adjacent to any of the Parent Facilities, or locations to which Parent or any of its Subsidiaries has sent any Hazardous Material, or concerning compliance by Parent or any of its Subsidiaries, or any other person for whose conduct Parent or any of its Subsidiaries is legally responsible, with any Environmental Law, except for the failure to make available Environmental Documents the subject matter of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

3.14(c) Parent, Merger Sub and the Company agree that the only representations and warranties of the Parent and its Subsidiaries in this Agreement as to Environmental, Health and Safety Liabilities, Hazardous Materials, Occupational Safety and Health Law, Environmental Law or other environmental matters are those contained in this Section 3.14.

3.15 Legal Proceedings.

3.15(a) There is no pending Legal Proceeding (i) that has been commenced by or against Parent or any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Parent or any of its Subsidiaries, except for such Legal Proceedings that would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, (ii) that challenges, or that seeks to prevent, delay, make illegal, or otherwise interfere with, any of the Contemplated Transactions, or (iii) against any director or officer of Parent or any of its Subsidiaries pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

3.15(b) To the Knowledge of Parent, no Legal Proceeding has been threatened that if pending would be required to be disclosed under the preceding paragraph.

3.16 Opinion of Financial Advisor. The Parent Board received, from Credit Suisse Securities (USA) LLC, an oral opinion on December 12, 2007, subsequently confirmed in writing, to the effect that, as of such date and based on and subject to the various considerations set forth in such opinion, the Exchange Ratio is fair to Parent from a financial point of view.

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3.17 Full Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S–4 Registration Statement will, at the time the Form S–4 Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Form S–4 Registration Statement or the Joint Proxy Statement/Prospectus.

SECTION 4: CONDUCT OF BUSINESS.

4.1 Covenants of the Company. Except as consented to in writing by Parent, as set forth in Section 4.1 of the Company Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply, in all material respects, with all applicable Legal Requirements, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as consented to in writing by Parent, as set forth on Section 4.1 of the Company Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to:

4.1(a)(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except for reacquisition or repurchase upon forfeiture of unvested restricted stock pursuant to the terms of any applicable restricted stock purchase or grant agreement;

4.1(b) except as permitted by Section 4.1(n), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise, settlement or conversion of

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Company Options, Company RSU Awards or other equity-based awards outstanding under the Company Stock Plans on the date of this Agreement in accordance with their present terms or under the ESPP;

4.1(c) amend its Organizational Documents, except as expressly provided by this Agreement;

4.1(d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Acquired Corporations, taken as a whole, except purchases of inventory, components or, subject to clause Section 4.1(i) below, property, plant or equipment (including engineering development equipment) in the Ordinary Course of Business;

4.1(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Acquired Corporations, except for the sale and/or licensing of products, inventory and other properties and assets in the Ordinary Course of Business and transactions related thereto;

4.1(f) adopt or implement any stockholder rights plan;

4.1(g) except for a confidentiality agreement as permitted by Section 5.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Acquired Corporations;

4.1(h)(A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of September 29, 2007 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another Person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (D) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement, intended to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

4.1(i) make any capital expenditures or other expenditures with respect to property, plant or equipment except for up to $5 million per month for the Acquired Corporations, taken as a whole, in the Ordinary Course of Business; provided, that in the event that the aggregate of such expenditures is less than $5 million in any given month, the amount of such difference shall be carried forward and added to the amount of permitted expenditures in subsequent months;

4.1(j) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Legal Requirement or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

4.1(k)(A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by,

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the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business, or (B) waive any material benefits of, release or eliminate any rights under or otherwise modify in any material adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which any of the Acquired Corporations is a party, except as provided in Section 5.1;

4.1(l) except in the Ordinary Course of Business, modify, amend or terminate any Material Contract to which any of the Acquired Corporations is a party or, knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of any of the Acquired Corporations);

4.1(m) except in the Ordinary Course of Business, (A) enter into any material contract or agreement or (B) license any material Proprietary Rights and/or Technology to or from any third party;

4.1(n) except as required to comply with Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (provided, however, that the Company may hire employees or independent contractors (i) for the sole purpose of replacing employees who have terminated their employment, provided that the hired employees must be hired on terms and conditions, including compensation, which are no greater than the terms and conditions of the employees being replaced, (ii) with respect to any open requisitions for employment existing on the date hereof or (iii) other than temporary employees or independent contractors hired in the Ordinary Course of Business terminable at will with no more than 10 business days’ notice without severance or ongoing benefit obligations), (B) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (other than increases not in excess of five percent (5%) of base salary granted to non-officer employees pursuant to promotions or performance reviews held in the Ordinary Course of Business), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Options, Company RSU Awards or other equity-based awards (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for the grant of options to purchase Company Common Stock to new hires, which grants shall not exceed 250,000 shares in the aggregate or 25,000 shares to any one Person, and which options shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company’s existing practice for establishing fair market value for option grants) and which options shall otherwise be upon the Company’s customary terms, or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

4.1(o) make or rescind any material election relating to Taxes, (ii) settle or compromise any proceeding related to Taxes, (iii) enter into a written and legally binding agreement with a Governmental Body relating to material Taxes, or (iv) except as required by Legal Requirements, change any of its methods of reporting income or deductions for federal income tax purposes;

4.1(p) initiate, compromise or settle any material litigation or arbitration proceeding;

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4.1(q) open or close any facility or office;

4.1(r) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

4.1(s) except with respect any amounts disputed in good faith by the Company, fail to pay accounts payable and other obligations of the Acquired Corporations in the Ordinary Course of Business; or

4.1(t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would materially impair or prevent the satisfaction of any conditions in Section 6 hereof other than as specifically provided for in this Agreement.

4.2 Covenants of Parent. From the date hereof until the Effective Time, unless the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, or except as listed on Schedule 4.2 of the Parent Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable Legal Requirements, and shall use its commercially reasonable efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, except as listed on Schedule 4.2 of the Parent Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Company, which consent shall not be unreasonably withheld, Parent shall not, nor shall it permit any of its Subsidiaries to:

4.2(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent);

4.2(b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

4.2(c) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities (other than the issuance of securities pursuant to Parent’s employee benefits plans in the Ordinary Course of Business);

4.2(d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to Parent and its Subsidiaries, taken as a whole, in each case such as would (i) require any vote by the stockholders of Parent beyond that contemplated by the Parent Voting Proposals, (ii) materially impair the ability of Parent to consummate, or materially delay the consummation of, the transactions contemplated by this Agreement or (iii) materially impair the parties’ ability to satisfy the conditions to closing set forth in Sections 6.1(b) and 6.1(c);

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4.2(e) Parent shall not adopt or propose any material change in its Organizational Documents except for such amendments (A) as contemplated by this Agreement; (B) required by any Legal Requirement or the rules and regulations of the SEC or The NASDAQ Stock Market; or (C) that do not have a Material Adverse Effect on Parent and would not materially restrict the operation of Parent; and Parent shall not permit its Subsidiaries to adopt or propose any material change in their Organizational Documents except for such amendments that do not have a Material Adverse Effect on Parent and would not materially restrict the operation of any business thereof;

4.2(f) Parent shall not, and shall not permit its Subsidiaries to, change any method of accounting or accounting principles or practices by Parent or any Subsidiary, except for any such change required by any Legal Requirement or by a change in any Legal Requirement or GAAP;

4.2(g) Parent shall not, and shall not permit its Subsidiaries to, fail to (A) timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to filed or furnished (except those filings by affiliates of Parent required under Section 16(a) of the Exchange Act which do not have a Material Adverse Effect on Parent), or (B) comply in all material respects with the requirements of the Sarbanes-Oxley Act applicable to it;

4.2(h) Parent shall not, and shall not permit its Subsidiaries to, (i) make or rescind any material election relating to Taxes, (ii) settle or compromise any proceeding related to Taxes, (iii) enter into a written and legally binding agreement with a Governmental Body relating to material Taxes, or (iv) except as required by Legal Requirements, change any of its methods of reporting income or deductions for federal income tax purposes; and

4.2(i) Parent shall not, and shall not permit any of its Subsidiaries, to agree or commit to do any of the foregoing.

4.3 Confidentiality. The parties acknowledge that Parent and Company have previously executed a confidentiality agreement dated as of January 24, 2006, as amended on October 15, 2007 and November 29, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

SECTION 5: ADDITIONAL AGREEMENTS.

5.1 No Solicitation.

5.1(a) No Solicitation or Negotiation. From the date of this Agreement until the Effective Time, except as set forth in this Section 5.1, none of the Acquired Corporations shall, nor shall they authorize or permit any of the Acquired Corporations’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly:

(i) solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock, except as expressly permitted by this Section); or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or

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participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 5.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section).

Notwithstanding the foregoing, prior to the time that the Required Company Stockholder Vote has been obtained (the “Company Specified Time”), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide written unsolicited Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of, or actions by its Representatives inconsistent with, this Section, and subject to compliance with Section 5.1(c), (x) furnish non-public information with respect to the Acquired Corporations to the Person making such Acquisition Proposal and its Representatives, and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal, if, in the case of either clause (x) or (y), prior to taking such action the Company enters into a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement. In addition, the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, waive standstill provisions in effect with a third party whose identity has been disclosed to Parent, in response to an unsolicited request from such third party for such a waiver, provided such party has either made a Superior Proposal or has expressed to the Company an intention to make an Acquisition Proposal that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal. Promptly following the execution of this Agreement, the Company shall instruct its Representatives as to the restrictions set forth in this Section 5.1(a) and direct them to comply with its provisions and shall thereafter use its reasonable best efforts to assure that the Company Representatives comply with such instructions.

5.1(b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section, withdraw, qualify or modify, or publicly announce its intention to withdraw, qualify or modify, in a manner adverse to Parent or the Merger Sub, the approval or recommendation by the Company Board or any such committee of the adoption of this Agreement (a “Company Adverse Recommendation Change”);

(ii) adopt, approve or recommend, or publicly announce its intention to adopt, approve or recommend, any Acquisition Proposal; or

(iii) authorize, cause or permit any of the Acquired Corporations to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.1(a) entered into in the circumstances referred to in Section 5.1(a)).

Notwithstanding the foregoing, at any time prior to the Company Specified Time and subject to compliance with Section 5.1(c), the Company Board may, in response to an unsolicited Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside counsel and its financial advisor) constitutes a Superior Proposal and that did not result from a breach of this Section 5.1, make a Company Adverse Recommendation Change if the Company Board has concluded in good

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faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the failure of the Company Board to effect a Company Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this sentence unless the Company has: (A) complied in all material respects with this Section, (B) provided to Parent five business days’ prior written notice (such notice, a “Notice of Superior Proposal”), which notice shall not be deemed to be a Company Adverse Recommendation Change, advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the then current material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and the identity of the Person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period), (C) during such five business day period (or three business day period, in the case of an amendment) if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (D) at the end of such period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent following a Notice of Superior Proposal, as a result of the negotiations required by clause (C) or otherwise).

In addition, and notwithstanding any provision to the contrary in this Section 5.1, at any time prior to the Company Specified Time the Company Board may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, a “Company Intervening Event”) make a Company Adverse Recommendation Change if the Company Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Company Intervening Event, the failure of the Company Board to effect such a Company Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Legal Requirements; provided that, the Company Board shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this sentence unless the Company has (x) provided to Parent at least three business days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change. Any Company Adverse Recommendation Change shall not change the approval of this Agreement, the Company Voting Undertakings or any other approval of the Company Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

Nothing in this Section 5.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 5.1(b), or (B) affect any other obligation of the Company under this Agreement or (C) except upon a termination of this Agreement pursuant to Section 7.1(j), limit the Company’s obligation to call, give notice of, convene and hold the Stockholders’ Meeting, regardless of whether the Company Board has effected a Company Adverse Recommendation Change.

5.1(c) Notices to Parent; Additional Negotiations. The Company shall promptly (within 24 hours) advise Parent orally and in writing, upon the Company gaining Knowledge of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, the

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material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry. The Company shall keep Parent reasonably informed in all material respects of the status of any such Acquisition Proposal and shall (i) promptly (within 24 hours) notify Parent orally and in writing if it has begun to furnish information to, or to participate in discussions or negotiations with, a Person making any such Acquisition Proposal or inquiry and shall promptly (within 24 hours) advise Parent orally and in writing of any material change in the terms of any such Acquisition Proposal or inquiry and (ii) if Parent shall make a counterproposal (including, without limitation, following delivery of a written notice to Parent pursuant to Section 5.1(b)), consider and cause its financial and legal advisors to consider in good faith the terms of such counterproposal. Contemporaneously with providing any non-public information relating to the Company to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to Parent (to the extent not already previously provided). None of the Acquired Corporations shall enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

5.1(d) Certain Permitted Disclosure. Nothing contained in this Section 5.1, in Section 5.5 or otherwise contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be required under applicable Legal Requirements.

5.1(e) Cessation of Ongoing Discussions. The Acquired Corporations shall, and shall cause their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

5.2 Joint Proxy Statement/Prospectus; Registration Statement.

5.2(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement. Each of Parent and the Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement, or in any amendments or supplements thereto, shall cause its counsel to cooperate with the other party’s counsel in the preparation of the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement and shall request the cooperation of such party’s auditors in the preparation of the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement. Each of Parent and the Company shall respond to any comments of the SEC and shall use all commercially reasonable efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and each of Parent and the Company will provide the other with a reasonable opportunity to review and comment (which comments will be considered by the other party in good faith) on any amendment or supplement on the Joint Proxy Statement/Prospectus or the Form S-4 Registration Statement prior to the filing thereof with the SEC. The Company and Parent shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 5.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff

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or any other government officials, on the other hand, with respect to the Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 5.2(b). Each of Parent and the Company shall use all commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.2 to comply in all material respects with all Legal Requirements.

5.2(b) If, at any time prior to the Company Specified Time, any information is discovered or any event occurs with respect to Parent or any of the Acquired Corporations, or any change occurs with respect to the other information included in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus which is required to be described in an amendment of, or a supplement to, the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party learning of such information shall notify the other parties promptly of such event, and Parent and the Company shall promptly file with the SEC any necessary amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, respectively, Parent shall use its reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable, and, Parent and the Company shall, as required by Legal Requirements, disseminate the information contained in such amendment or supplement to holders of Company Common Stock; provided that no amendment or supplement will be filed and no such information shall be otherwise disseminated without prior consultation between Parent and the Company and providing Parent and the Company with a reasonable opportunity to review and comment on such amendment or supplement.

5.2(c) Parent and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable Blue Sky Laws and the rules and regulations thereunder.

5.3 NASDAQ Quotation. Parent and the Company each agree to use commercially reasonable efforts to continue the quotation of Parent Common Stock and Company Common Stock, respectively, on The NASDAQ Stock Market during the term of this Agreement.

5.4 Access to Information. Each of Parent and the Company shall afford to each other’s officers, employees, accountants, counsel and other representatives, reasonable access (subject to Legal Requirements regarding the sharing of such information), during normal business hours, and upon reasonable prior notice, during the period from the date hereof through the Effective Time or the termination of this Agreement, to its properties, books, contracts, commitments, personnel and records in a manner commensurate with due diligence conducted by any party prior to the date hereof. Any investigation conducted pursuant to the access contemplated by this Section 5.4 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business of the parties or their respective Subsidiaries, as the case may be, (ii) create a risk of damage or destruction to any property or assets of the parties or their respective Subsidiaries or (iii) involve any testing or sampling of the Environment (such as a Phase II Environmental Site Assessment). During such period, the Company and Parent shall furnish or make available promptly to each other (except as otherwise available on EDGAR) (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other may reasonably request. Parent and the Company, as the case may be, will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding the foregoing, Parent and the Company may restrict or

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otherwise prohibit access to any documents or information to the extent that (i) access to such documents or information would risk of waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (ii) access to a contract to which any of the Acquired Corporations or Parent and its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such contract.

5.5 Stockholders’ Meeting.

5.5(a) The Company, acting through the Company Board, shall take all actions in accordance with Legal Requirements, the Organizational Documents of the Company and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Form S-4 Registration Statement, the Company Stockholders’ Meeting for the purpose of considering and voting upon the Company Voting Proposal (as defined below). Subject to Section 5.1(b), to the fullest extent permitted by applicable Legal Requirements, (i) the Company Board shall recommend adoption of this Merger Agreement by the stockholders of the Company (the “Company Voting Proposal”) and include such recommendation in the Joint Proxy Statement/Prospectus, (ii) neither the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change and (iii) the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the Required Company Stockholder Vote. Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section, shall not be affected by the withdrawal, amendment or modification of the recommendation by the Company Board or committee thereof and (ii) the Company agrees that its obligations pursuant to this Section shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

5.5(b) Parent, acting through Parent’s Board, shall take all actions in accordance with Legal Requirements, the Organizational Documents of Parent and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Form S-4 Registration Statement, the Parent Stockholders’ Meeting for the purpose of considering and voting upon (i) the issuance of Parent Common Stock in the Merger and (ii) the amendment of the Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock by 150 million shares (together, the “Parent Voting Proposals”). Except as expressly permitted by this Section 5.5(b), (i) the Parent Board shall recommend approval of the Parent Voting Proposal by the stockholders of Parent and include such recommendation in the Joint Proxy Statement/Prospectus, (ii) neither the Parent Board nor any committee thereof shall withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify in any manner adverse to the Company the recommendation of the Parent Board that the Parent’s stockholders vote in favor of the Parent Voting Proposals (any of the foregoing, a “Parent Adverse Recommendation Change”) and (iii) Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Parent Voting Proposals and shall take all other action necessary or advisable to secure the Required Parent Stockholder Vote. Notwithstanding the foregoing, at any time prior to the time that the Required Parent Stockholder Votes have been obtained (the “Parent Specified Time”), the Parent Board may, in response to (i) a proposal relating to an Alternative Acquisition Agreement providing for a Change of Control of Parent and requiring as a condition thereof that Parent terminate this Agreement (a “Parent Acquisition Proposal”) or (ii) a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Parent Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Parent Acquisition Proposal) (such material development or change in circumstances, a “Parent Intervening Event”), make a Parent Adverse Recommendation Change if the Parent Board has concluded in good faith, after

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consultation with its outside counsel, that, in light of such Parent Acquisition Proposal or such Parent Intervening Event, the failure of the Parent Board to effect such a Parent Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Legal Requirements; provided that, the Parent Board shall not be entitled to exercise its right to make a Parent Adverse Recommendation Change pursuant to this sentence unless Parent has (x) provided to the Company at least three business days’ prior written notice advising the Company that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three business day period, if requested by the Company, engaged in good faith negotiations with the Company to amend this Agreement in such a manner that obviates the need for a Parent Adverse Recommendation Change. Any Parent Adverse Recommendation Change shall not change the approval of this Agreement, the Parent Voting Undertakings or any other approval of the Parent Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

5.5(c) Nothing in Section 5.5(b) shall be deemed to (A) affect any other obligation of Parent under this Agreement or (B) except upon a termination of this Agreement pursuant to Section 7.1(k), limit Parent’s obligation to call, give notice of, convene and hold the Parent Stockholders’ Meeting, regardless of whether the Parent Board has effected a Parent Adverse Recommendation Change.

5.5(d) Nothing contained in this Section 5.5 or otherwise contained in this Agreement shall be deemed to prohibit Parent from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Parent’s stockholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, such action is required under applicable Legal Requirements.

5.5(e) Unless otherwise mutually agreed upon by the parties, the respective record dates and meeting dates for the Company Stockholders Meeting and for the Parent Shareholders Meeting shall be the same.

5.5(f) Except to the extent required by Legal Requirements, the Company shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for the Company Stockholders’ Meeting or (ii) postpone, delay or adjourn the Company Stockholders’ Meeting, except, in each case, after consultation with Parent, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Legal Requirements is provided to the stockholders of the Company sufficiently in advance of the Company Stockholders’ Meeting or (B) if there are an insufficient number of shares of Company Common Stock represented in person or by proxy at the Company Stockholders’ Meeting to constitute a quorum or to adopt this Agreement, in which case the Company may adjourn the Company Stockholders’ Meeting and use its reasonable best efforts to obtain a quorum and/or the Required Company Stockholder Vote as promptly as practicable in the prevailing circumstances. Except to the extent required by Legal Requirements, Parent shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for the Parent Stockholders’ Meeting or (ii) postpone, delay or adjourn the Parent Stockholders’ Meeting, except, in each case, after consultation with the Company, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Legal Requirements is provided to the stockholders of Parent sufficiently in advance of the Parent Stockholders’ Meeting or (B) if there are an insufficient number of shares of Parent Common Stock represented in person or by proxy at the Parent Stockholders’ Meeting to constitute a quorum, in which case Parent may adjourn the Parent Stockholders’ Meeting and use its reasonable best efforts to obtain a quorum and/or the Required Parent Stockholder Votes as promptly as practicable in the prevailing circumstances.

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5.6 Legal Conditions to the Merger.

5.6(a) Subject to the terms hereof, including Section 5.6(b), the Company and the Parent shall each use their reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Acquired Corporations or Parent in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required or reasonably necessary submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act, with respect to which a Notification and Report Form with respect to the transactions contemplated hereby shall be filed no later than 10 business days after the date of this Agreement, and any related governmental request thereunder, (C) any foreign antitrust laws or regulations, with respect to which appropriate filings relating to the transactions contemplated hereby shall be made as promptly as practicable after the date of this Agreement, and any related governmental request under, and (D) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Parent shall cooperate with each other in connection with the making of all such filings (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall each use their reasonable best efforts (subject to Legal Requirements regarding the sharing of information) to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 5.6(a) shall modify or affect their respective rights and responsibilities under Section 5.6(b).

5.6(b) Subject to the terms hereof, Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to obtain any government clearances, approvals, actions, or non-actions required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade and/or competition (collectively, “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits, or threatens to restrict, prevent, or prohibit, the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Body relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) keep the other party informed of any communication received from, or given to, the United States

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Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body and of any communication received from or given to any Person (other than such party’s employees, agents, attorneys, representatives, advisors, consultants, or affiliates) in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (ii) permit the other party to review in advance any communication given by the first party to, and consult with the other party in advance of any meeting or conference with, the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body or, in connection with any proceeding by a private party, with any other Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or affiliates of Parent, the Company, or their affiliates, as the case may be) and, to the extent permitted by the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

5.6(c) Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale, license, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of Parent or any of its affiliates or the Company or any of its affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Parent or any of its affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), except in each case as would not involve any assets that are material to Parent and its Subsidiaries, taken as a whole.

5.6(d) At the request of Parent (which request shall be at Parent’s sole discretion), the Acquired Corporations shall agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets, provided that any such action is conditioned upon the consummation of the Merger. The Company agrees and acknowledges that, notwithstanding anything to the contrary in this Section, none of the Acquired Corporations shall, without Parent’s prior written consent, agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets.

5.6(e) Each of Parent and the Acquired Corporations shall give any notices to third parties, and use its reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as the case may be, prior to or after the Effective Time.

5.7 Public Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being

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understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

5.8 Section 368(a) Reorganization. Parent and Company shall each use all commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

5.9 NASDAQ Stock Market Listing. Parent shall, if required by the rules of The NASDAQ Stock Market, file with The NASDAQ Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger.

5.10 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without Parent’s prior written consent, which will not be unreasonably withheld or delayed.

5.11 Indemnification.

5.11(a) From and after the Effective Time, Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of any of the Acquired Corporations (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist at the Effective Time.

5.11(b) Prior to the Effective Time, the Company shall purchase “tail” officers’ and directors’ liability insurance policies, which by their terms shall survive the Merger and shall provide each Indemnified Person with coverage for six years following the Effective Time on terms and conditions no less favorable than the Company’s existing directors’ and officers’ liability insurance (“Tail Policies”), provided that the aggregate premium for such Tail Policies shall not be greater than 225% of the annual premium paid by the Company for such existing insurance, and provided, further, that if 225% of the annual premium paid by the Company for such existing insurance is not sufficient for such coverage, the Company shall spend up to that amount to purchase such lesser coverage as may be obtained with such amount. The Tail Policies shall be endorsed, or follow form with an endorsement, to be approved by Parent prior to the Effective Time, which expressly provides Parent and Merger Sub with direct rights to access the Tail Policies for Side B coverage and does not impair Side C rights of Parent and Merger Sub as they may exist by operation of this Merger (as it is the full intent of this Agreement that all insurance policy rights of Company that are transferable shall be transferred). Parent and the Surviving Corporation shall maintain such Tail Policies in full force and effect and continue to honor their respective obligations thereunder for the full term thereof.

5.11(c) Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar Organizational Documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of

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incorporation and bylaws (or other similar Organizational Documents) of the Acquired Corporations immediately prior to the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable Legal Requirements.

5.11(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.11.

5.11(e) The provisions of this Section are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. Parent shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section.

5.11(f) The provisions of this Section 5.11 shall survive consummation of the Merger.

5.12 Employee Matters. With respect to the employees of the Acquired Corporations who remain employed after the Effective Time by the Acquired Corporations following the Effective Time (the “Continuing Employees”), and to the extent not prohibited under the terms of Parent’s applicable benefit plans, Parent shall treat and cause its applicable benefit plans to treat the service of the Continuing Employees with the Acquired Corporations prior to the Effective Time as service rendered to Parent or any Affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, and solely for purpose of welfare plans such as vacation and severance, for benefit accrual. Continuing Employees shall receive employee benefits no less favorable then those provided to similarly situated Parent employees. Parent shall, or shall cause its applicable subsidiary to, assume and perform the Company’s employment and change in control agreements. Parent shall use commercially reasonable efforts to provide that no such Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Acquired Corporation’s group health plan shall be excluded from Parent’s group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation and to provide credit for any coinsurance and deductibles prior to the Effective Time but in the same plan year. Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits or credit inconsistent with the terms of any Parent benefit plans. Furthermore, nothing contained in this Section shall require or imply that the employment of the employees of the Acquired Corporations who are employed at the Effective Time will continue for any particular period of time following the Effective Time. This Section is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent or any Affiliate of Parent.

5.13 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality or that makes reference to a Material Adverse Effect to be untrue or inaccurate in any respect that would cause any of the conditions set forth in Sections 6.1, 6.2 or 6.3 not to be satisfied or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect that

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would cause any of the conditions set forth in Sections 6.1, 6.2 or 6.3 not to be satisfied, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and the Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

5.14 Exemption from Liability Under Section 16(b).

5.14(a) The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the Company Insiders (as defined below) of Company Common Stock, Outstanding Company Options or Outstanding Company RSU Awards pursuant to the transactions contemplated hereby is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

5.14(b) The Board of Directors of Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Parent Insiders (as defined below) of Parent Common Stock, Converted Options or Converted RSU Awards, as applicable, in exchange for shares of Company Common Stock, Outstanding Company Options or Outstanding Company RSU Awards pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

5.14(c) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock, Outstanding Company Options or Outstanding Company RSU Awards deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock, Converted Options or Converted RSU Awards in connection with the Merger, which shall be provided by the Company to Parent within ten (10) business days after the date of this Agreement.

5.14(d) For purposes of this Agreement, “Company Insiders” mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company equity securities, as listed in the Section 16 Information, and “Parent Insiders” mean those Company Insiders, if any, who after the consummation of the Merger will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent equity securities.

5.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

5.16 Appointment of Parent Directors. Effective as of the Effective Time, Parent shall increase the size of the Parent Board by one member, and cause to be appointed to the Parent Board a current director of the Company designated by the Company and acceptable to Parent.

5.17 Termination of AMI Semiconductor Retirement Investment Plan. In the event not later than ten (10) Business Days prior to the Closing Date (or such shorter time as may be permitted by the

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Company) Parent submitted a written request to the Company to terminate the AMI Semiconductor Retirement Investment Plan prior to the Effective Time, the Company shall prior to the Closing Date deliver to Parent (a) a true, correct and complete copy of resolutions (which shall be subject to reasonable approval by Parent) adopted by the board of directors of the Company (or such committee of the board as shall have been delegated authority), certified by the Secretary of the Company, authorizing the termination of the AMI Semiconductor Retirement Investment Plan as of the end of the last full payroll period prior to the Effective Time and (b) an amendment to the AMI Semiconductor Retirement Investment Plan reflecting the foregoing resolutions.

SECTION 6: CONDITIONS TO MERGER.

6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

6.1(a) Stockholder Approval. The Company Voting Proposal shall have been approved at the Company Stockholders’ Meeting by the Required Company Stockholder Vote and the Parent Voting Proposals shall have been approved at the Parent Stockholders’ Meeting by the applicable Required Parent Stockholder Votes.

6.1(b) HSR Act and other Antitrust Laws. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all other necessary Consents under applicable Antitrust Laws shall have been obtained.

6.1(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be expected to have a Material Adverse Effect on the Company or Parent.

6.1(d) Registration Statement; Joint Proxy Statement/Prospectus. The Form S-4 Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff and not concluded or withdrawn.

6.1(e) No Injunctions. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or Legal Requirement, including without limitation an Antitrust Order, which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

6.1(f) Tax-Free Reorganization. Each of Company and Parent shall have received a written opinion from its respective counsel, dated as of the Closing Date, to the effect that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Parent, Merger Sub and the Company shall each execute and deliver to such counsel tax representation letters requested by such counsel, and upon which such counsel can rely, in connection with such written opinions.

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6.2 Additional Conditions to Obligations of Parent and the Merger Sub. The obligations of Parent and the Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and the Merger Sub:

6.2(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) the representations and warranties of the Company set forth in Section 2.3 shall be true and correct in all material respects and (iii) as to all representations and warranties of the Company other than those set forth in Section 2.3, where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on the Acquired Corporations, taken as a whole, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

6.2(b) Performance of Obligations of the Acquired Corporations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

6.2(c) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Body (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Parent or any of its Subsidiaries of all or any material portion of the business of the Acquired Corporations or of the Parent or any of its Subsidiaries or to compel the Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Acquired Corporations or of the Parent or any of its Subsidiaries, except in each case for any action or proceeding seeking a remedy as to which Section 5.6.(c) requires Parent to agree, (ii) seeking to impose limitations on the ability of the Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Parent or any of its Subsidiaries of any such shares.

6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

6.3(a) Representations and Warranties. The representations and warranties of Parent and the Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

6.3(b) Performance of Obligations of Parent and the Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under

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this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

6.3(c) NASDAQ. The shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.

SECTION 7: TERMINATION AND AMENDMENT.

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after the approval of the Company Voting Proposal by the stockholders of the Company or the sole stockholder of the Merger Sub:

7.1(a) by mutual written consent of Parent, Merger Sub and the Company;

7.1(b) by either Parent or Company if the Merger shall not have been consummated by the six (6)-month anniversary of the date of this Agreement (such date as it may be extended in accordance with this Section 7.1(b), the “Outside Date”), which date may be extended to the nine (9) month anniversary of the date of this Agreement upon written notice of either Parent or the Company to the other party on or prior to the six (6) month anniversary of the date of this Agreement, provided that (i) all waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated or any other approval under applicable Antitrust Laws as set forth in Section 6.1(b) shall not have been obtained, in each case on or prior to the six (6) -month anniversary of the date of this Agreement and (ii) all other conditions to the closing of the Merger set forth in Section 6 shall have been satisfied, other than those that by their nature can be satisfied only at closing; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date);

7.1(c) by either Parent or the Company if a Governmental Body of competent jurisdiction shall have enacted a Legal Requirement or issued a nonappealable final order, decree, regulation or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

7.1(d) by either Parent or the Company if at the Company Stockholders’ Meeting (including any adjournment or postponement thereof) if the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has materially failed to fulfill its obligations under this Agreement);

7.1(e) by either Parent or the Company if at the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) at which a vote on the Parent Voting Proposals is taken, either of the Parent Voting Proposals shall not have been approved by the applicable Required Parent Stockholder Vote (provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has materially failed to fulfill its obligations under this Agreement);

7.1(f) by Parent, if: (i) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy Statement/Prospectus, or

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shall have made a Company Adverse Recommendation Change; (ii) the Company Board or any committee thereof shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iii) the Company shall have entered into any Alternative Acquisition Agreement relating to any Acquisition Proposal; (iv) the Company Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Company Voting Proposal within ten business days after Parent requests in writing that the Company Board (or any committee thereof) do so, provided such request may only be made in the event the Company has received an Acquisition Proposal or any amendment to an Acquisition Proposal; or (v) the Company shall have willfully and materially breached its obligations under Section 5.1 or Section 5.5(a);

7.1(g) by the Company, if: (i) Parent’s Board (or any committee thereof) shall have failed to recommend approval of the Parent Voting Proposals in the Joint Proxy Statement/Prospectus, or shall have made a Parent Adverse Recommendation Change; (ii) Parent’s Board or any committee thereof shall have approved or recommended to the stockholders of Parent a Parent Acquisition Proposal; (iii) Parent shall have entered into an acquisition agreement relating to a Parent Acquisition Proposal; or (iv) Parent’s Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Parent Voting Proposals within ten business days after the Company requests in writing that Parent’s Board (or any committee thereof) do so, provided such request may only be made in the event that Parent has received a Parent Acquisition Proposal or any amendment to a Parent Acquisition Proposal;

7.1(h) by Parent, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 6.1 or 6.2 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by the Company of written notice from Parent of such breach or failure to perform or the Outside Date;

7.1(i) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by Parent of written notice from the Company of such breach or failure to perform from the Company or the Outside Date;

7.1(j) by the Company, if the Company Board shall have made a Company Adverse Recommendation Change in response to a Superior Proposal in accordance with the terms and conditions of Section 5.1(b), the Company shall have paid Parent the Termination Fee as provided under Section 7.3 and immediately following the termination of this Agreement, the Company enters into a definitive acquisition agreement with respect to the Superior Proposal which was the subject of such Company Adverse Recommendation Change; or

7.1(k) by the Parent, if the Parent Board (or any committee thereof) shall have determined to accept a Parent Acquisition Proposal in accordance with the terms and conditions of Section 5.5(b), and Parent shall have paid the Company the Termination Fee as provided under Section 7.3.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, the Merger Sub or their respective officers, directors, stockholders, stockholders or affiliates; provided that (i) any such termination shall not relieve any party from liability for any breach of this Agreement, fraud or knowing misrepresentation and (ii) the provisions of Section 4.3 (Confidentiality), Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses) and Section 8

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(Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

7.3 Fees and Expenses.

7.3(a) Except as set forth in this Section, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that the Company and Parent shall share equally (i) the filing fee of Parent’s pre-merger notification report under the HSR Act and all fees and expenses incurred by Parent or the Company in seeking approvals under all other applicable Antitrust Laws, and (ii) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Form S-4 Registration Statement and any amendments or supplements thereto.

7.3(b) The Company shall pay Parent a termination fee equal to $30,200,000 (which amount is approximately equal to 2.75% of the enterprise value of the Company at the Exchange Ratio, including assumed debt but deducting cash as of the date of the balance sheet included in the Company’s most recently filed Quarterly Report on Form 10-Q) (the “Termination Fee”) in the event of the termination of this Agreement:

(i) by Parent pursuant to Section 7.1(f);

(ii) by the Company pursuant to Section 7.1(j);or

(iii) by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d) if, at or prior to the time of such termination, there shall have been publicly announced an Acquisition Proposal relating to the Company, and within twelve (12) months after such termination there shall have been consummated any Acquisition Transaction, or the Company shall have entered into an Alternative Acquisition Agreement relating to an Acquisition Proposal (a “Company Tail Transaction”), provided, however, that for purposes of this Section, the references to “20%” in the definition of “Acquisition Proposal” and “Acquisition Transaction” shall be deemed to be references to “50%.”

7.3(c) Parent shall pay the Company the Termination Fee in the event of a termination of this Agreement:

(i) by the Company pursuant to Section 7.1(g);

(ii) by Parent pursuant to Section 7.1(k); or

(iii) by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d), if, at or prior to the time of such termination, there shall have been publicly announced a Parent Acquisition Proposal and within twelve (12) months after such termination, there shall have been consummated any Change of Control of Parent or Parent shall have entered into an Alternative Acquisition Agreement providing for a Change of Control of Parent (a “Parent Tail Transaction”).

7.3(d) Any fee due under Section 7.3(b)(i) shall be paid by wire transfer of same-day funds within one (1) business day after the date of termination of this Agreement. Any fee due under Section 7.3(b)(ii) shall be paid by wire transfer of same-day funds at or prior to the termination of this Agreement. Any fee due under Section 7.3(b)(iii) shall be paid by wire transfer of same-day funds on the

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same business day as the date of the Alternative Acquisition Agreement providing for a Company Tail Transaction, or if there is no Alternative Acquisition Agreement relating to the Company Tail Transaction, on the same business day as the consummation of the Company Tail Transaction. Any fee due under Section 7.3(c)(i) shall be paid by wire transfer of same day funds within one (1) business day after the date of termination of this Agreement. Any fee due under Section 7.3(c)(ii) shall be paid by wire transfer of same-day funds at or prior to the termination of this Agreement. Any fee due under Section 7.3(c)(iii) shall be paid by wire transfer of same-day funds on the same business day as the date of the Alternative Acquisition Agreement providing for the Change of Control of Parent , or if there is no Alternative Acquisition Agreement relating to the Parent Tail Transaction, on the same business day as within one business day after the consummation of the Parent Tail Transaction.

7.3(e) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If either party fails to promptly pay to the other party any fee due hereunder, the non-paying party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus two percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 7.3 shall not be in lieu of liability pursuant to clause (i) of Section 7.2.

SECTION 8: MISCELLANEOUS PROVISIONS.

8.1 Amendment. This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Merger Sub without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties hereto.

8.2 Remedies Cumulative; Waiver.

8.2(a) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.2(b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this

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Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8.3 No Survival. None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time and only the covenants that by their terms survive the Effective Time and this Section 8 shall survive the Effective Time.

8.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

8.5 Execution of Agreement; Counterparts; Electronic Signatures.

8.5(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

8.5(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” “.pdf” format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.5(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.7 Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware; and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the state courts of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding and

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may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

8.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.9 Disclosure Schedules.

8.9(a) The Company Disclosure Schedule and Parent Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 2 and Section 3, respectively. The information disclosed in any numbered or lettered Part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or Section 3, as the case may be, and each other section or subsection as to which its relevance is reasonably apparent, and shall not be deemed to relate to or to qualify any other representation or warranty.

8.9(b) If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Statement or Parent Disclosure Schedule (other than an exception set forth as such in the Company Disclosure Schedule or Parent Disclosure Schedule), the statements in this Agreement will control.

8.10 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder and except as provided in Section 7.3, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.11 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of any party’s rights hereunder may be assigned without the prior written consent of each of the other parties hereto. Any attempted assignment of this Agreement or of any such rights without such consent shall be void and of no effect.

8.12 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Indemnified Persons shall be third party beneficiaries of, and entitled to enforce, Section 5.11 “Indemnification.”

8.13 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

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Company (before the Closing):	AMIS Holdings, Inc.
2300 Buckskin Road
Pocatello, Idaho 83201

Attention:	General Counsel
Fax no.:	(208) 234-6035

with a copy to:	Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025

Attention:	William M. Kelly, Esq.
Mischa Travers, Esq.
Fax no.:	(650) 752-2111

Parent and Merger Sub:	ON Semiconductor Corporation
5005 East McDowell
Phoenix, AZ 85008

Attention:	General Counsel
Fax no.:	(602) 244-5500

with a copy to:	DLA Piper US LLP
2000 University Avenue
East Palo Alto, California 94301

Attention:	Diane Holt Frankle, Esq.
Fax no.:	(650) 833-2001

8.14 Construction; Usage.

8.14(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

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(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

(xi) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement.

(xii) the phrase “would reasonably be likely to have” and similar phrases, when used in reference to the term “Material Adverse Effect” in a manner that is completely duplicative as between the provision in which such phrase appears and the definition of “Material Adverse Effect,” shall be read without such duplication.

8.14(b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

8.14(c) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.15 Enforcement of Agreement. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ON SEMICONDUCTOR CORPORATION

By:	/s/ Keith D. Jackson
Name:	Keith D. Jackson
Title:	President and Chief Executive Officer

ORANGE ACQUISITION CORPORATION

By:	/s/ Donald A. Colvin
Name:	Donald A. Colvin
Title:	President and Chief Executive Officer

AMIS HOLDINGS, INC.

By:	/s/ Christine King
Name:	Christine King
Title:	Chief Executive Officer

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

Acquired Corporation(s). An “Acquired Corporation” means the Company or any of its Subsidiaries, and the “Acquired Corporations” means the Company and all of its Subsidiaries.

Acquired Corporation Contract. “Acquired Corporation Contract” shall mean any Contract with respect to which there are any remaining obligations: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Acquisition Corporation Facilities. “Acquisition Corporation Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Corporation and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Corporation.

Acquired Corporation Product(s). “Acquired Corporation Product(s)” means each and all of the products developed or distributed by any Acquired Corporation (including without limitation all software products), whether currently being distributed, or currently under development.

Acquired Corporation Proprietary Rights. “Acquired Corporation Proprietary Rights” shall mean any Proprietary Rights owned by or licensed to any of the Acquired Corporations or otherwise used in the business of any Acquired Corporation.

Acquired Corporation Source Code. “Acquired Corporation Source Code” shall mean any source code, or any portion, aspect or segment of any source code that forms part of or is included in any Acquired Corporation Product or that is owned by any of the Acquired Corporations.

Acquired Corporation Technology. “Acquired Corporation Technology” means all Technology owned by any Acquired Corporation or used in the conduct of the business of any Acquired Corporation as currently conducted.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination or other similar transaction involving any of the Acquired Corporations, in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; (ii) the issuance by any of the Acquired Corporations of over 20% of its equity securities (other than pursuant to any underwritten or broadly distributed offering); (iii) the acquisition (including, without limitation, through any license or lease, other than nonexclusive licenses in the Ordinary Course of Business) in any manner, directly or indirectly, of assets that constitute or account for over 20% of the consolidated net revenues, net income or assets of any of the Acquired Corporations; (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined under Section 13(d) under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or

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more of the outstanding shares of Company Common Stock; (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Acquired Corporations in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly shall acquire beneficial ownership of 20% or more of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; in each case other than the transactions contemplated by this Agreement.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving an Acquisition Proposal.

Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

Change of Control of Parent. “Change of Control of Parent” shall mean (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination or other similar transaction involving Parent, in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of more than 50% of the outstanding shares of Parent Common Stock; or (ii) the sale or disposition of all or substantially all of the assets of Parent,

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.9 and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company.

Company Stockholders’ Meeting. “Company Stockholders’ Meeting” shall mean a meeting of the holders of Company Common Stock to vote on the Company Voting Proposal.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Copyrights. “Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

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Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), in each case other than Permitted Encumbrances.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environment. “Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

Environmental, Health, and Safety Liabilities. “Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability or obligation arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including exposure thereto and any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

Environmental Law. “Environmental Law” shall mean any Legal Requirement relating to the Environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including exposure thereto, including, but only to the extent relating to the Environment:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or hazardous materials, violations of hazardous substance discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, in each case that could have significant impact on the Environment;

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(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or hazardous materials into the Environment;

(c) reducing the quantities of, or preventing the release of, wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to the Environment or human health as it relates to human exposure to Hazardous Materials when used or disposed of;

(e) protecting the Environment;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants or oil, or other Hazardous Materials;

(g) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such pollutant clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to the Environment or to humans as a result of exposure to Hazardous Materials, or permitting self-appointed representatives of the public interest to recover for environmental injuries done to public assets.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP. “GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Sections 2.5 and 3.5 were prepared.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, action, non-action or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, subdivision or district; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, or Entity and any court or other tribunal).

Hazardous Materials. “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined prior to the Closing Date to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

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HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Issued Patents. “Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to the Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Knowledge. An individual will be deemed to have “Knowledge” of a particular fact or other matter if, after reasonable investigation, such individual is or would be actually aware of such fact or other matter. The Company and Parent, respectively, will be deemed to have “Knowledge” of a particular fact or other matter if any executive officer (as such term is defined under the rules promulgated by the SEC) of the Company or Parent, respectively, has, or at any time had, Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The NASDAQ Stock Market).

Material Adverse Effect.

“Material Adverse Effect” means, with respect to any of the Acquired Corporations, any event, violation, inaccuracy, circumstance or development which has or would reasonably be likely to have a material adverse effect on (i) the business, financial condition or results of operations of the Acquired Corporations, taken as a whole, or (ii) the ability of the Company to consummate the Merger, , except to the extent that, with respect to clause (i) above, such event, violation, inaccuracy, circumstance or development results, alone or in combination, from the following, none of which shall be taken into account in determining whether any such Material Adverse Effect has occurred with respect to clause (i) above: (A) general economic, market or political conditions, or acts of war, terrorism or sabotage, natural disasters, acts of God or comparable events, in each case except to the extent that the same disproportionately affect the Acquired Corporations, taken as a whole, as compared to other similarly situated companies; (B) conditions affecting the industries or industry sectors in which the Acquired Corporations operate, except to the extent that the same disproportionately affect the Acquired Corporations as compared to other companies in the industries or industry sectors in which the Acquired Corporations operate; (C) changes arising out of the announcement, pendency or consummation of the Merger; (D) changes in the market price or trading volume of the Company Common Stock (provided that the underlying causes of such changes shall not be excluded pursuant to this clause (D)); (E) changes in Legal Requirements or GAAP, except to the extent that the same disproportionately affect any of the Acquired Corporations as compared to other companies affected by the change in Legal Requirements or GAAP; (F) any failure of the Company to meet internal projections or analysts’ expectations for any

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period ending after the date of this Agreement (provided that the underlying causes of such failure shall not be excluded pursuant to this clause (F)); (G) any actions taken (or omitted to be taken) at the request of Parent; (H) any actions taken by the Acquired Corporations that are required pursuant to this Agreement or (I) any Legal Proceeding made or brought by any holder of Company Common Stock (on the holder’s own behalf or on behalf of the Company) arising out of or related to the Merger, this Agreement or any of the transactions contemplated hereby.

“Material Adverse Effect” means, with respect to the Parent, any event, violation, inaccuracy, circumstance or development which has or would reasonably be likely to have a material adverse effect on (i) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; or (ii) the ability of Parent to consummate the Merger to consummate the Merger, except to the extent that, with respect to clause (i) above, such event, violation, inaccuracy, circumstance or development results, alone or in combination, from the following, none of which shall be taken into account in determining whether any such Material Adverse Effect has occurred with respect to clause (i) above: (A) general economic, market or political conditions, or acts of war, terrorism or sabotage, natural disasters, acts of God or comparable events, in each case except to the extent that the same disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other similarly situated companies; (B) conditions affecting the industries or industry sectors in which the Acquired Corporations operate, except to the extent that the same disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other companies in the industries or industry sectors in which Parent and its Subsidiaries operate; (C) changes arising out of the announcement, pendency or consummation of the Merger; (D) changes in the market price or trading volume of Parent Common Stock (provided that the underlying causes of such changes shall not be excluded pursuant to this clause (D)); (E) changes in Legal Requirements or GAAP, except to the extent that the same disproportionately affect any Parent and its Subsidiaries as compared to other companies affected by the change in Legal Requirements or GAAP; (F) any failure of Parent to meet internal projections or analysts’ expectations for any period ending after the date of this Agreement (provided that the underlying causes of such failure shall not be excluded pursuant to this clause (F)); or (G) any Legal Proceeding made or brought by any holder of Parent Common Stock (on the holder’s own behalf or on behalf of the Parent) arising out of or related to the Merger, this Agreement or any of the transactions contemplated hereby.

Occupational Safety and Health Law. “Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

Options. “Options” shall mean any options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character for the issuance of equity.

Ordinary Course of Business. “Ordinary Course of Business” shall mean the ordinary course of business consistent with past practice (including with respect to frequency and amount).

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $.01 par value per share, of Parent.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 10.9 and that has been delivered by Parent to the Company on the date of this Agreement.

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Parent Facilities. “Parent Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by Parent or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Parent or any of its Subsidiaries.

Parent Product(s). “Parent Product(s)” means each and all of the products developed or distributed by Parent and its Subsidiaries (including without limitation all software products), whether currently being distributed or currently under development.

Parent Proprietary Rights. “Parent Proprietary Rights” shall mean any Proprietary Rights owned by or licensed to any of the Parent Corporations or otherwise used in the business of any Parent Corporation.

Parent Stockholders’ Meeting. “Parent Stockholders’ Meeting” shall mean a meeting of the holders of Parent Common Stock to vote on the Parent Voting Proposals.

Part. “Part” shall mean a part or section of the Company Disclosure Letter or Parent Disclosure Letter.

Patents. “Patents” shall mean the Issued Patents and the Patent Applications.

Patent Applications. “Patent Applications” shall mean all published and unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

Permitted Encumbrances. “Permitted Encumbrances” shall mean: (a) statutory liens for Taxes that are not yet due and payable, that are due but not delinquent or that are being contested in good faith; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Encumbrances imposed on the underlying fee interest in leased property; (f) Encumbrances that are reflected in the Company Balance Sheet (including in the notes thereto); (g) restrictions on transfers of securities under applicable Legal Requirements; or (h) other Encumbrances that do not materially impair the use or operation of the property and assets of the Acquired Corporations (in the case of each of clauses (e), (f) and (h), that but for such exceptions would otherwise constitute Encumbrances).

Person. “Person” shall mean any individual, Entity or Governmental Body.

Proprietary Rights. “Proprietary Rights” shall mean any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, domain names, and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) protections or rights under neighboring rights law, industrial design rights law, semiconductor chip or mask work protection law, moral rights law, database protection law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances, and all other intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); (b) renewals, extensions and restorations of any of the foregoing, now or hereafter in force and effect, whether worldwide or in individual countries or regions; or (c) any right to use or exploit any of the foregoing.

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Registered Copyrights. “Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body, including mask work and/or semiconductor topography registrations.

Registered Trademarks. “Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Required Company Stockholder Vote. “Required Company Stockholder Vote” shall mean the affirmative vote to adopt this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Company Stockholders’ Meeting.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Proposal. “Superior Proposal” shall mean any unsolicited, bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement, after receiving advice from its financial advisor and taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement), the likelihood of consummation and all financial, regulatory, legal and other factors; provided, however, that for purposes of this definition, the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Technology. “Technology” means all manufacturing and operating specifications, data processes, process technology, plans, drawings, blueprints, formulae, designs, algorithms, data, databases, data

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collections and compilations, models, methodologies, theories, ideas, techniques, discoveries, disclosures, inventions, improvements, logic, code, work of authorship and any other tangible or intangible form of technology, information or know-how.

Title Encumbrance. “Title Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, equitable interest, security interest, encumbrance, title retention or title reversion agreement, preemptive ownership right, or community property interest, whether accrued, absolute, contingent or otherwise.

Trade Secrets. “Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, including fabrication process architecture and process flow, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

Trademarks. “Trademarks” shall mean all (i) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, and (iii) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols for which registrations have been obtained.

EXHIBIT B

VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2007, by and among ON SEMICONDUCTOR CORPORATION, a Delaware corporation (“Parent”), AMIS HOLDINGS, INC., a Delaware corporation (the “Company”) (only with respect to Section 2(b) hereof), and the undersigned stockholder (“Stockholder”) of the Company.

RECITALS

A. Concurrently with the execution and delivery hereof, Parent, Apple Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms ( the Merger, Merger Agreement and the transactions contemplated thereby referred to collectively as the “Proposed Transaction”).

B. Stockholder has sole voting power over such number of shares of each class of capital stock of the Company beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by Stockholder as is indicated on the signature page of this Agreement.

C. In consideration of the execution and delivery of the Merger Agreement by Parent and Merger Sub, Stockholder desires to agree to vote the Shares (as defined herein) over which Stockholder has sole voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially reducing the economic benefits or risks of ownership.

“Shares” means (i) all outstanding shares of capital stock of the Company owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional outstanding shares of capital stock of the Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 7 below), in the case of each of clauses (i) and (ii) as to which (and only as to which) Stockholder has sole voting power; but in each case excluding shares of capital stock of the Company that, by virtue of Stockholder’s ownership of options or other convertible securities, are deemed to be beneficially owned by Stockholder pursuant to Rules 13d-3(d)(1)(i)(A) or (B) prior to the time at which Stockholder exercises such options or other convertible securities and receives the underlying capital stock of the Company.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger, Transfer any of the Shares, or enter into an agreement, commitment or other arrangement with respect thereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Stockholder may Transfer any or all of the Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, so long as the transferee, prior to such Transfer executes a counterpart of this Agreement (with such modifications as Parent may reasonably request solely to reflect such transfer).

(b) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote, in each case, unless and until Stockholder shall have complied with the terms of this Agreement. Each stock certificate evidencing Shares that is issued in the name of Stockholder on or after the date of this Agreement shall bear a legend indicating that such Shares are subject to the terms of this Agreement and any transferee of the Shares evidenced by the stock certificate takes the Shares subject to the terms of this Agreement.

(c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, each Stockholder will not commit any act that could restrict or affect such Stockholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement.

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Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, each Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.

3. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote (i) in favor of approval of the Proposed Transaction, (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving the Company or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction.

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4. Grant of Irrevocable Proxy.

(a) Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Parent and each of its executive officers and any of them, in their capacities as officers of Parent (the “Grantees”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval or dissent or disapproval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees, with respect to any proposed adjournments or postponements of any meeting of stockholders of the Company at which any of the matters described in Section 3 hereof is to be considered.

(b) Stockholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of

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Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. Notwithstanding this Section 4(c), the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Stockholder shall retain at all times the right to vote the Shares in Stockholder’s sole discretion and without any other limitation on all matters other than those set forth in Section 3 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(e) Parent may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder.

5. Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as a director or officer of the Company. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict any Stockholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of the Shares).

6. Representations and Warranties of Stockholder.

(a) Stockholder hereby represents and warrants to Parent as follows: (i) Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances, in each case that would impair or adversely affect Stockholder’s ability to perform its obligations under this Agreement, other than those encumbrances which are in favor of the Company (provided Parent shall have been provided with copies of the relevant documentation related thereto) ; (ii) Stockholder does not beneficially own any securities of the Company other than the shares of capital stock and rights to purchase shares of capital stock of the Company set forth on the signature page of this Agreement; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, subject to the effect of (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of the Company of which Stockholder becomes the beneficial owner after the date of this Agreement.

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(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other Person (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.

(c) The execution and delivery of this Agreement and the performance by Stockholder of Stockholder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of Stockholder’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

(d) Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

7. Termination. This Agreement shall terminate (a) upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement, or (b) at any time upon notice by Parent to Stockholder (such date under (a) or (b) hereof constituting the “Expiration Date.”) No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement.

8. Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Parent and the Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent and the Company, except for disclosures Stockholder’s counsel advises are necessary to fulfill any Legal Requirement, in which case Stockholder shall give notice of such disclosure to Parent and the Company as promptly as practicable so as to enable Parent and the Company to seek a protective order from a court of competent jurisdiction with respect thereto. Stockholder’s obligations pursuant to this Section 8 shall terminate at the time of the first public announcement by Parent or the Company of the existence of this Agreement.

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9. Miscellaneous Provisions.

(a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent, the Company and Stockholder.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d) Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the state courts of the State of Delaware.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(f) Assignment and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns, including, without limitation, Stockholder’s estate and heirs upon the death of Stockholder; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except that Parent, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more of its Affiliates. No assignment by Parent under this Section 9(f) shall relieve Parent of its obligations under this Agreement. Any attempted assignment of this Agreement in violation of the foregoing shall be void and of no effect.

(g) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Cooperation. Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Form S-4 Registration Statement (including all

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documents and schedules filed with the SEC), Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an Exhibit to the Form S-4 Registration Statement or in any other filing made by Parent or the Company with the SEC relating to the Proposed Transaction.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent and the Company will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or the Company may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(k) Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or overnight courier service (cost prepaid); or (ii) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address or facsimile (or to such other address or facsimile as a party may designate by notice to the other parties): (i) if to Parent or the Company, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address or facsimile shown below Stockholder’s signature on the last page hereof.

(l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(m) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(n) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:	STOCKHOLDER:

By:	By:
Its:	Its:

Address:

Shares Beneficially Owned by Stockholder:

shares of Company Common Stock

No shares of Company Preferred Stock
Options to acquire Company Common Stock

COMPANY:

By:
Its:

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EXHIBIT C

PARENT VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2007, by and among ON SEMICONDUCTOR CORPORATION, INC., a Delaware corporation (“Parent”) (only with respect to Section 2(b) hereof), AMIS HOLDINGS, INC., a Delaware corporation (the “Company”) and the undersigned stockholder (“Stockholder”) of Parent.

RECITALS

A. Concurrently with the execution and delivery hereof, Parent, Apple Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms ( the Merger, Merger Agreement and the transactions contemplated thereby referred to collectively as the “Proposed Transaction”).

B. Stockholder has sole voting power over such number of shares of each class of capital stock of Parent beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by Stockholder as is indicated on the signature page of this Agreement.

C. In consideration of the execution and delivery of the Merger Agreement by the Company, Stockholder desires to agree to vote the Shares (as defined herein) over which Stockholder has sole voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

10. Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially reducing the economic benefits or risks of ownership.

“Shares” means (i) all outstanding shares of capital stock of Parent owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional outstanding shares of capital stock of Parent acquired by

Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 7 below), in the case of each of clauses (i) and (ii) as to which (and only as to which) Stockholder has sole voting power; but in each case excluding shares of capital stock of Parent that, by virtue of Stockholder’s ownership of options or other convertible securities, are deemed to be beneficially owned by Stockholder pursuant to Rules 13d-3(d)(1)(i)(A) or (B) prior to the time at which Stockholder exercises such options or other convertible securities and receives the underlying capital stock of Parent.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (excluding transfers: (i) by testamentary or intestate succession, (ii) otherwise by operation of law, or (iii) under any written trading plan adopted prior to the date of this Agreement under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

11. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Merger, Transfer any of the Shares, or enter into an agreement, commitment or other arrangement with respect thereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Stockholder may Transfer any or all of the Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, so long as the transferee, prior to such Transfer executes a counterpart of this Agreement (with such modifications as the Company may reasonably request solely to reflect such transfer).

(b) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Parent shall not, and Stockholder hereby unconditionally and irrevocably instructs Parent to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote, in each case, unless and until Stockholder shall have complied with the terms of this Agreement. Each stock certificate evidencing Shares that is issued in the name of Stockholder on or after the date of this Agreement shall bear a legend indicating that such Shares are subject to the terms of this Agreement and any transferee of the Shares evidenced by the stock certificate takes the Shares subject to the terms of this Agreement.

(c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, each Stockholder will not commit any act that could restrict or affect such Stockholder’s legal power, authority and right to vote all of the

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Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, each Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.

12. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of Parent called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote in favor of (i) approval of the issuance of shares of Parent Common Stock in the Merger, (ii) approval of an amendment of the Parent’s Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock by 150 million shares, and (iii) any adjournment or postponement recommended by Parent with respect to any stockholder meeting in connection with the issuance of shares of Parent Common Stock pursuant to the Merger Agreement.

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

13. Grant of Irrevocable Proxy.

(a) Stockholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, the Company and each of its executive officers and any of them, in their capacities as officers of the Company (the “Grantees”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval or dissent or disapproval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Grantees with respect to any proposed adjournments or postponements of any meeting of stockholders of Parent at which any of the matters described in Section 3 hereof is to be considered.

(b) Stockholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be

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revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. Notwithstanding this Section 4(c), the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Stockholder shall retain at all times the right to vote the Shares in Stockholder’s sole discretion and without any other limitation on all matters other than those set forth in Section 3 that are at any time or from time to time presented for consideration to Parent’s stockholders generally.

(e) Company may terminate this proxy with respect to Stockholder at any time at its sole election by written notice provided to Stockholder.

14. Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as a director or officer of Parent. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict any Stockholder who is a director or officer of Parent from acting in such capacity (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of the Shares).

15. Representations and Warranties of Stockholder.

(a) Stockholder hereby represents and warrants to the Company as follows: (i) Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances, in each case that would impair or adversely affect Stockholder’s ability to perform its obligations under this Agreement, other than those encumbrances which are in favor of Parent (provided the Company shall have been provided with copies of the relevant documentation related thereto); (ii) Stockholder does not beneficially own any securities of Parent other than the shares of capital stock and rights to purchase shares of capital stock of Parent set forth on the signature page of this Agreement; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (iv) this Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, subject to the effect of (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. Stockholder agrees to notify the Company promptly of any additional shares of capital stock of Parent of which Stockholder becomes the beneficial owner after the date of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Parent Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except

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for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other Person (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.

(c) The execution and delivery of this Agreement and the performance by Stockholder of Stockholder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of Stockholder’s assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

(d) Stockholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

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16. Termination. This Agreement shall terminate (a) upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement, or (b) at any time upon notice by the Company to Stockholder (such date under (a) or (b) hereof constituting the “Expiration Date.”) No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement.

17. Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Parent and the Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent and the Company, except for disclosures Stockholder’s counsel advises are necessary to fulfill any Legal Requirement, in which case Stockholder shall give notice of such disclosure to Parent and the Company as promptly as practicable so as to enable Parent and the Company to seek a protective order from a court of competent jurisdiction with respect thereto. Stockholder’s obligations pursuant to this Section 8 shall terminate at the time of the first public announcement by Parent or the Company of the existence of this Agreement.

18. Miscellaneous Provisions.

(a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent, the Company and Stockholder.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(d) Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the state courts of the State of Delaware.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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(f) Assignment and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns, including, without limitation, Stockholder’s estate and heirs upon the death of Stockholder; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except that the Company, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more of its Affiliates. No assignment by the Company under this Section 9(f) shall relieve the Company of its obligations under this Agreement. Any attempted assignment of this Agreement in violation of the foregoing shall be void and of no effect.

(g) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) Cooperation. Stockholder agrees to cooperate fully with the Company and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Company to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Form S-4 Registration Statement (including all documents and schedules filed with the SEC), Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an Exhibit to the Form S-4 Registration Statement or in any other filing made by Parent or the Company with the SEC relating to the Proposed Transaction.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent and the Company will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Stockholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or the Company may be entitled, at law or in equity, it shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(k) Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or overnight courier service (cost prepaid); or (ii) sent by facsimile with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address or facsimile (or to such

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other address or facsimile as a party may designate by notice to the other parties): (i) if to Parent or the Company, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address or facsimile shown below Stockholder’s signature on the last page hereof.

(l) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(m) Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(n) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:	STOCKHOLDER:

By:	By:
Its:	Its:

Address:

Shares Beneficially Owned by Stockholder:

shares of Parent Common Stock

No shares of Parent Preferred Stock
Options to acquire Parent Common Stock
COMPANY:

By:
Its:

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Exhibit D Form of Certificate of Incorporation

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “ORANGE ACQUISITION CORPORATION”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF DECEMBER, A.D. 2007, AT 5:03 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations Delivered 05:12 PM 12/11/2007 FILED 05:03 PM 12/11/2007 SRV 07130905 – 4471689 FILE

CERTIFICATE OF INCORPORATION

OF

ORANGE ACQUISITION CORPORATION

FIRST: The name of the corporation is:

Orange Acquisition Corporation

SECOND: The address of its registered office in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 100.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The Stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

SEVENTH: The name and mailing address of the incorporator is:

Adrienne V. Jones DLA Piper US LLP 2000 University Avenue East Palo Alto, CA 94303

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the corporation shall not adversely affect any right or

1

protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 11th day of December, 2007.

/s/ Adrienne V. Jones
Adrienne V. Jones, Incorporator

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SCHEDULE A

LIST OF SIGNATORIES FOR COMPANY VOTING UNDERTAKINGS

Christine King

Charlie Lesko

Joe Passarello

Jon Stoner

Theodore L. Tewksbury III

Dipanjan Deb

Paul C. Schorr, IV

J. Donald Sherman

Colin L. Slade

David Stanton

William N. Starling, Jr.

James A. Urry

Citigroup Venture Capital Equity Partners, L.P.,

CVC Executive Fund, LLC and

CVC/SSB Employee Fund, L.P.

FP-McCartney, L.L.C.

SCHEDULE B

LIST OF SIGNATORIES FOR PARENT VOTING UNDERTAKINGS

Keith D. Jackson

George H. Cave

Donald A. Colvin

William George

William M. Hall

John Nelson

William Schromm

Michael Williams

Robert Charles Mahoney

Dr. Curtis J. Crawford

Emmanuel T. Hernandez

Phillip D. Hester

J. Daniel McCranie

John W. Marren

Robert H. Smith